                                                                    Exhibit 10.1




                            ASSET PURCHASE AGREEMENT



                           Dated as of March 5, 2003



                                  By and Among



             EDWARD MARSHALL BOEHM, INC., a New Jersey corporation,


                  DOUGLAS LORIE, INC., a Florida corporation,


                            HELEN F. BOEHM, Trustee,
                       The Helen F. Boehm Revocable Trust
            under Agreement dated September 6, 2000, as Shareholder,
                       RICHARD M. VASSIL, as Shareholder


                                      and


                    EM BOEHM, INC., a Delaware corporation,
                                 or its Assigns

                               TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
ARTICLE 1 PURCHASE OF ASSETS.................................................  1

  SECTION 1.1  PURCHASE AND SALE OF ASSETS...................................  1
    (a)  Inventory...........................................................  1
    (b)  Customers and Accounts..............................................  1
    (c)  Furniture and Equipment.............................................  1
    (d)  Books and Records...................................................  1
    (e)  Goodwill............................................................  2
    (f)  Insurance Proceeds, Warranty Rights.................................  2
    (g)  Telephone Numbers...................................................  2
    (h)  Claims and Causes of Action.........................................  2
    (i)  Material Agreements.................................................  2
    (j)  Intangible Assets...................................................  2
    (k)  Permits.............................................................  2
    (l)  Other Property......................................................  2
  SECTION 1.2  EXCLUDED ASSETS...............................................  2
  SECTION 1.3  LIABILITIES...................................................  2
  SECTION 1.4  PURCHASE PRICE................................................  3
  SECTION 1.5  EXCLUDED INVENTORY............................................  3
  SECTION 1.6  ALLOCATION....................................................  3

ARTICLE 2 CLOSING............................................................  3

  SECTION 2.1  CLOSING.......................................................  3
  SECTION 2.2  TRANSFER OF ASSETS; PAYMENT...................................  3
  SECTION 2.3  CLOSING DOCUMENTS.............................................  4
  SECTION 2.4  AMENDMENT OF SCHEDULES........................................  5

ARTICLE 3 REPRESENTATIONS AND WARRANTIES.....................................  5

  SECTION 3.1  REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLING
               PARTIES.......................................................  5
    (a)  Organization, Standing and Corporate Power of the Selling Parties...  5
    (b)  Authority; Noncontravention.........................................  5
    (c)  Financial Statements................................................  6
    (d)  Undisclosed Liabilities.............................................  6
    (e)  Absence of Certain Changes or Events with respect to Boehm..........  6
    (f)  Litigation..........................................................  7
    (g)  Taxes...............................................................  7
    (h)  Brokers.............................................................  7
    (i)  Compliance with Laws, Environmental Laws; ISRA......................  8
    (j)  Title to Properties; Liens..........................................  8
    (k)  Owned and Leased Real Property......................................  8
    (l)  Inventories.........................................................  9
    (m)  Employee Relations..................................................  9
    (n)  Insurance........................................................... 10

    (o)  Customers and Suppliers............................................  10
    (p)  Leased Personal Property...........................................  10
    (q)  Condition of Acquired Assets.......................................  10
    (r)  Transactions With Related Parties..................................  10
    (s)  Material Agreements................................................  11
    (t)  Solvency...........................................................  11
    (u)  Corporate Matters..................................................  12
    (v)  Product Warranties.................................................  12
    (w)  Books and Records..................................................  12
    (x)  Confirmations with respect to Consigned Inventory..................  12
    (y)  Disclosure.........................................................  12
  SECTION 3.2  REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SHAREHOLDERS..  13
  SECTION 3.3  REPRESENTATIONS AND WARRANTIES OF BUYER......................  13
    (a)  Organization, Standing and Corporation Power of Buyer..............  13
    (b)  Authority; Noncontravention........................................  14
    (c)  Litigation.........................................................  14
    (d)  Brokers............................................................  14

ARTICLE 4 COVENANTS RELATING TO CONDUCT OF BUSINESS.........................  14

  SECTION 4.1  FORBEARANCES BY SELLING PARTIES..............................  14
  SECTION 4.2  CONDUCT OF BUSINESS BY THE SELLING PARTIES...................  15
  SECTION 4.3  OTHER ACTIONS................................................  15

ARTICLE 5 ADDITIONAL AGREEMENTS.............................................  15

  SECTION 5.1  ACCESS TO INFORMATION; CONFIDENTIALITY.......................  15
  SECTION 5.2  REASONABLE EFFORTS; NOTIFICATION.............................  16
  SECTION 5.3  FEES AND EXPENSES............................................  16
  SECTION 5.4  PUBLIC ANNOUNCEMENTS.........................................  17
  SECTION 5.5  ACCOUNTS RECEIVABLE..........................................  17
    (a)  Boehm's Accounts...................................................  17
    (b)  Trust..............................................................  17
    (c)  Selling Parties Payment............................................  17
    (d)  Buyer Payment......................................................  17
    (e)  Unidentified Payment...............................................  17
    (f)  Transfer of Funds..................................................  18
  SECTION 5.6  NO SOLICITATION..............................................  18
  SECTION 5.7  INFORMATION FOR TAX RETURNS..................................  18
  SECTION 5.8  MAINTENANCE OF EXISTENCE; NAME CHANGE........................  18
  SECTION 5.9  EMPLOYEES....................................................  18
  SECTION 5.10 ISRA.........................................................  19
  SECTION 5.11 HFB INVENTORY................................................  21
  SECTION 5.12 REVOCABLE LICENSE............................................  21

ARTICLE 6 CONDITIONS PRECEDENT..............................................  21

  SECTION 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING..  21
    (a)  Authorizations, Consents, and Approvals............................  21

     (b)  No Injunctions or Restraints........................................22
  SECTION 6.2  CONDITIONS TO OBLIGATIONS OF BUYER.............................22
     (a)  Representations and Warranties......................................22
     (b)  Performance of Obligations of the Selling Parties...................22
     (c)  No Suit or Judgment.................................................22
     (d)  Opinion of Counsel..................................................22
     (e)  Consents............................................................22
     (f)  Material Adverse Change.............................................22
     (g)  Board and Lender Authorizations.....................................22
     (h)  Release by Wachovia Bank............................................22
     (i)  Lease Assumptions...................................................23
     (j)  Schedules...........................................................23
  SECTION 6.3  CONDITIONS TO OBLIGATIONS OF THE SELLING PARTIES...............23
     (a)  Representations and Warranties......................................23
     (b)  Performance of Obligations of Buyer.................................23
     (c)  No Suit or Judgment.................................................23
  SECTION 6.4  FRUSTRATION OF CLOSING CONDITIONS..............................23

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER...................................23

  SECTION 7.1  TERMINATION....................................................23
  SECTION 7.2  EFFECT OF TERMINATION..........................................24
  SECTION 7.3  AMENDMENT......................................................24
  SECTION 7.4  EXTENSION; WAIVER..............................................24

ARTICLE 8 INDEMNIFICATION.....................................................24

  SECTION 8.1  INDEMNIFICATION................................................24
     (a)  By the Selling Parties..............................................25
     (b)  By Buyer............................................................25
     (c)  Direct Liability....................................................25
     (d)  Third Party Claim...................................................26
  SECTION 8.2  RIGHT TO SET-OFF...............................................27
  SECTION 8.3  ASSETS OF BOEHM................................................27

ARTICLE 9 GENERAL PROVISIONS..................................................27

  SECTION 9.1  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS..........27
  SECTION 9.2  NOTICES........................................................27
  SECTION 9.3  DEFINITIONS....................................................28
  SECTION 9.4  INTERPRETATION; GOVERNING LANGUAGE.............................31
  SECTION 9.5  COUNTERPARTS; FACSIMILES.......................................31
  SECTION 9.6  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.................31
  SECTION 9.7  GOVERNING LAW..................................................31
  SECTION 9.8  ASSIGNMENT.....................................................31
  SECTION 9.9  AMENDMENT......................................................31
  SECTION 9.10 PARENT GUARANTEE...............................................31

EXHIBITS

Exhibit A      Allocation
Exhibit B      Form of Bill of Sale and Assignment
Exhibit C      Form of Employment Agreement
Exhibit D      Form of Consulting Agreement
Exhibit E      Form of Agreement to License Copyrighted Material


SCHEDULES

Schedule 1.1(a) - Inventory; Value
Schedule 1.1(b) - Customers
Schedule 1.1(c) - Equipment
Schedule 1.1(g) - Telephone Numbers
Schedule 1.1(i) - Material Agreements
Schedule 1.1(j) - Intangible Assets
Schedule 1.1(k) - Permits
Schedule 1.2 - Excluded Assets
Schedule 1.3 - Assumed Liabilities
Schedule 1.5 - Excluded Inventory
Schedule 3.1(b) - Authority; Noncontravention
Schedule 3.1(c) - Financial Statements
Schedule 3.1(e) - Material Adverse Changes
Schedule 3.1(f) - Litigation
Schedule 3.1(j) - Title to Properties; Liens
Schedule 3.1(k) - Real Property
Schedule 3.1(m) - Employee Relations
Schedule 3.1(n) - Insurance
Schedule 3.1(o) - Customers and Suppliers
Schedule 3.1(p) - Leases
Schedule 3.1(r) - Transactions with Related Parties
Schedule 3.1(s) - Material Agreements
Schedule 3.1(v) - Product Warranties
Schedule 5.11 - HFB Inventory
Schedule 6.2(e) - Consents

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of March 5, 2003, by and among EDWARD MARSHALL BOEHM, INC., a New Jersey corporation ("Boehm"), DOUGLAS LORIE, INC., a Florida corporation ("Lorie"), HELEN F. BOEHM, Trustee of the Helen F. Boehm Revocable Trust under Agreement dated September 6, 2000, and RICHARD M. VASSIL (individually, each a "Shareholder" and, collectively, the "Shareholders"), and EM BOEHM, INC., a Delaware corporation, or its assigns ("EMB" or "Buyer"). Boehm and Lorie are sometimes referred herein, individually, as a "Selling Party" and, collectively, as the "Selling Parties." EMB, together with its assignee or assignees of any interests hereunder, are at times referred to herein as the "Buyer." Other capitalized terms used in this Agreement are defined in Section 9.3 of this Agreement.

                                   ARTICLE 1
                               PURCHASE OF ASSETS

     SECTION 1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Selling Parties shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from the Selling Parties, all of the assets of every type and description, tangible or intangible, other than the Excluded Assets, as defined below (all of such assets to be transferred referred to as the "Acquired Assets"), and wherever located, used or held for use by or on behalf of the Selling Parties, directly or indirectly, in connection with the porcelain collectibles business conducted by the Selling Parties (the "Business"), free and clear of all Liens, including, without limitation, the following assets:

          (a) Inventory. All inventory, parts, raw materials, supplies and other materials used or usable by the Business, including, without limitation, those items listed on Schedule 1.1(a) hereto, but specifically excluding the Excluded Inventory (the "Inventory");

          (b) Customers and Accounts. All past and current customers and accounts of the Business, including, without limitation, those customers and accounts listed on Schedule 1.1(b) hereto (the "Customers");

          (c) Furniture and Equipment. The furniture, equipment, fixtures, ovens, molds, machines, and other tangible assets of the Business, including all related spare or replacement parts, service agreements, warranties and other items described on Schedule 1.1(c) hereto (the "Equipment");

          (d) Books and Records. All books, records, computer records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials relating to the Business; provided, however, that the Selling Parties retain originals of financial books of original entry so long as copies thereof are available to EMB for copying at Closing (such photocopying costs at Buyer's expense) and for five (5) years thereafter;

ASSET PURCHASE AGREEMENT -- PAGE 1

          (e) Goodwill. All goodwill of the Business;

          (f) Insurance Proceeds, Warranty Rights. All insurance proceeds and insurance claims relating to the Business or all or any part of the Acquired Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that Selling Parties are entitled to enforce with respect to the Business or all or any part of the Acquired Assets against Selling Parties' predecessors in title to the Acquired Assets;

          (g) Telephone Numbers. The telephone numbers for the Business, including those described on Schedule 1.1(g) hereto.

          (h) Claims and Causes of Action. All right, title and interest of Selling Parties in, to and under all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Acquired Assets;

          (i) Material Agreements. The contracts and agreements described on
Schedule 1.1(i) hereto (the "Material Agreements") and all rights (including rights of refund and offset), privileges, deposits, sums of money due, claims, causes of action and options relating or pertaining to the Material Agreements or any thereof.

          (j) Intangible Assets. Any and all copyrights, trademarks, trade secrets, trade names, data, websites, domain names, service marks, licenses, franchises, distributorships, labels, logos, covenants by others not to compete, rights, privileges and any registrations or applications for registrations of the foregoing, and any right to recovery for infringement thereof (including past infringement) and any and all goodwill associated therewith or connected with the use thereof and symbolized thereby, including those described on
Schedule 1.1(j) hereto (the "Intangible Assets");

          (k) Permits. Any and all permits used by the Business, including those described on Schedule 1.1(k) hereto (the "Permits"); and

          (l) Other Property. Except for the Excluded Assets, all other additional privileges, rights, interests, properties and assets of Selling Parties of every kind and description and wherever located, that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted or as contemplated to be conducted in the future.

EXCEPT AS SET FORTH IN THIS AGREEMENT THE ACQUIRED ASSETS SHALL BE PURCHASED AS IS, WHERE IS AND WITH ALL FAULTS.

     SECTION 1.2 Excluded Assets. The Selling Parties shall retain, and the Acquired Assets shall not include the Excluded Inventory, or any assets of the Selling Parties expressly listed on Schedule 1.2 hereto (the "Excluded Assets"). Petty cash on hand at the close of business on the Closing Date shall be remitted to the Selling Parties within two (2) business days following Closing.

     SECTION 1.3 Liabilities. In connection with the purchase of the Acquired Assets, and subject to and upon all the terms and condition of this Agreement, at Closing, Buyer shall assume


ASSET PURCHASE AGREEMENT - PAGE 2
and agree to pay, perform and discharge only those liabilities and obligations of the Selling Parties specifically listed on Schedule 1.3 hereto (collectively, the "Assumed Liabilities"). Except for Buyer's environmental obligations expressly set forth in Section 5.10, Buyer is not assuming, and shall have no liability for, and the Selling Parties agree that they will be solely responsible for, and shall indemnify and hold Buyer harmless from and against, the payment, performance, and discharge of all liabilities of the Selling Parties, other than the Assumed Liabilities, whether accrued, absolute, contingent or otherwise (collectively, the "Retained Liabilities").

     SECTION 1.4 Purchase Price. Subject to the terms and conditions of this Agreement, in consideration for Buyer's acquisition of the Acquired Assets, Buyer shall pay the Selling Parties an amount (the "Purchase Price") equal to the sum of: (a) at the Closing, FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00), less a credit for the sum of Fifteen Thousand and No/100 Dollars ($15,000.00) previously deposited by Buyer with Boehm (the "Deposit"), plus (b) within two (2) business days following Closing, an amount equal to the Closing Inventory Value (hereinafter defined). For purposes of this Agreement, the term "Closing Inventory Value" shall mean the value at Closing of the Inventory of the Business (but not excluding the Excluded Inventory), with such Inventory to be valued prior to Closing as set forth on Schedule 1.1(a) hereto, as updated to reflect changes in Inventory between the date on which such valuation was completed and the Closing Date.

     SECTION 1.5 Excluded Inventory. Buyer shall not purchase the inventory described in Schedule 1.5 ("Excluded Inventory"). All Excluded Inventory, shall be sold by Buyer after Closing pursuant to the Consignment Sales Agreement (as defined below).

     SECTION 1.6 Allocation. The Purchase Price shall be allocated between Boehm and Lorie and among the Acquired Assets as set forth on Exhibit "A" attached hereto. Buyer and the Selling Parties agree that they will not take any position on their respective tax returns or on any other document that is inconsistent with such allocation, and Buyer and the Selling Parties shall duly prepare and timely file such returns under the Code to report such allocation.


                                   ARTICLE 2
                                    CLOSING


     SECTION 2.1 Closing. The closing of the purchase and sale of the Acquired Assets (the "Closing") shall take place on March 13, 2003, or such earlier date as a fully executed Remediation Agreement is delivered to Buyer in accordance with Section 5.10 and all other conditions to Closing set forth in this Agreement have been satisfied (the "Closing Date"), at the offices of Hale and Dorr, counsel for Selling Parties, located in Princeton, New Jersey at 650 College Road East, 4th Floor, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 2.2 Transfer of Assets; Payment. At the Closing, Selling Parties shall do and take all steps necessary to transfer, assign and convey to Buyer all of the right, title and interest in and to the Acquired Assets, free and clear of all Liens. On the dates set forth in Section 1.4, Buyer shall deliver the Purchase Price in immediately available funds, to the Selling Parties in accordance with the allocation set forth on Exhibit "A" attached hereto.


ASSET PURCHASE AGREEMENT - PAGE 3

     SECTION 2.3 Closing Documents. At the Closing, the Selling Parties and Shareholders shall deliver, or cause to be delivered to Buyer, the following items (each a "Closing Document" and, collectively, the "Closing Documents"):

          (a) A lease agreement (the "New Jersey Lease Agreement") executed by Boehm in mutually acceptable form with respect to the approximately 40,000 square foot property owned by Boehm and located in the State of New Jersey (the "New Jersey Premises"), it being understood that, except as set forth herein and therein, the New Jersey Premises shall be accepted by Buyer as is, where is and with all faults;

          (b) A bill of sale and assignment, executed by the Selling Parties, in the form attached hereto as Exhibit "B";

          (c) An employment and non-competition agreement (the "Employment Agreement"), executed by Richard M. Vassil, in the form attached hereto as Exhibit "C";

          (d) A consulting and non-competition agreement (the "Consulting Agreement"), executed by Helen F. Boehm, in the form attached hereto as Exhibit "D";

          (e) a consignment sales agreement (the "Consignment Sales Agreement") executed by Helen F. Boehm with respect to the HFB Inventory, in mutually acceptable form;

          (f) An Agreement to License Copyrighted Material (the "License Agreement"), executed by Boehm and Helen F. Boehm, in the form attached hereto as Exhibit "E";

          (g) An Officers' Certificate, dated the Closing Date, of the President and Secretary of each Selling Party, certifying to (a) the Certificate of Incorporation of such Selling Party (as certified to by an appropriate governmental authority), (b) the Bylaws of such Selling Party,
     (c) the due adoption by the Board of Directors and the stockholders of such Selling Party of the resolutions attached thereto approving the execution and delivery of this Agreement and the acquisition and sale contemplated herein, (d) the incumbency of the President, Secretary and other officers of such Selling Party executing this Agreement and any of the other agreements or documents contemplated hereby, and (e) a Certificate of Good Standing of such Selling Party from its jurisdiction of incorporation;

          (h)  A fully executed Remediation Agreement with the NJDEP;

          (i) Copies of all consents, authorizations, orders or approvals of and filings or registrations with, and any Permits, licenses or other authorizations required by, any third party or applicable Governmental Entity that are required for, or in connection with, the execution and delivery of this Agreement by the Selling Parties and the consummation by Selling Parties of the transactions contemplated herein; and

          (j) At the Closing and thereafter, such other documents, certificates of title, endorsements, assignments and instruments in form and substance reasonably satisfactory to


ASSET PURCHASE AGREEMENT - PAGE 4
     the Selling Parties, Shareholders, Buyer and their legal counsel, as shall be necessary, advisable or desirable to carry out the terms, purposes and intents of this Agreement, including vesting in Buyer good and indefeasible title to the Acquired Assets, free and clear of all Liens.

     SECTION 2.4 Amendment of Schedules. The parties acknowledge that the Schedules attached to this Agreement are not complete as of the date of execution of this Agreement. At the Closing, such Schedules shall be updated by the Selling Parties to accurately reflect the matters disclosed therein as of the date of Closing.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties with respect to the Selling Parties. As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Selling Parties and Shareholders hereby jointly and severally represent and warrant (such representation and warranty of each Shareholder being only to his or her Knowledge) to Buyer that the following statements are true and correct as of the date of this Agreement and will be true and correct with equal force and effect as of the Closing Date. NOTWITHSTANDING THE FOREGOING, EXCEPT AS SET FORTH BELOW, BUYER ACCEPTS THE ACQUIRED ASSETS AS IS, WHERE IS AND WITH ALL FAULTS.

          (a) Organization, Standing and Corporate Power of the Selling Parties. Each Selling Party is a corporation, duly organized, validly existing and in good standing under the laws of the state of its formation and has the requisite corporate power and authority to carry on its business as now being conducted. Each Selling Party is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

          (b) Authority; Noncontravention. Each Selling Party has the requisite corporate power and authority to enter into this Agreement and the Closing Documents and to consummate the transactions contemplated by this Agreement and the Closing Documents. The execution and delivery of this Agreement and the Closing Documents by each Selling Party and the consummation by each Selling Party of the transactions contemplated by this Agreement and the Closing Documents have been duly and validly authorized by all necessary corporate action on the part of each Selling Party. This Agreement and the Closing Documents have been duly executed and delivered by each Selling Party and constitute valid and binding obligations of each Selling Party, enforceable against each Selling Party in accordance with their respective terms. Except as set forth on Schedule 3.1(b) hereto, the execution and delivery of this Agreement and the Closing Documents does not, and the consummation of the transactions contemplated by this Agreement and the Closing Documents and compliance with the provisions of this Agreement and the Closing Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any Liens upon, any of the Acquired Assets under (i) the articles of incorporation, bylaws or


ASSET PURCHASE AGREEMENT - Page 5
other governing documents of either Selling Party, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to either Selling Party or the Acquired Assets, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to either Selling Party or the Acquired Assets. Except as set forth in Schedule 3.1(b) hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity, is required by or with respect to either Selling Party in connection with the execution and delivery of this Agreement and the Closing Documents by such Selling Party or the consummation by either Selling Party of the transactions contemplated by this Agreement and the Closing Documents.

     (c) Financial Statements. Schedule 3.1(c) hereto contains (i) the unaudited balance sheets of each Selling Party as of December 31, 2002, as reviewed by (and together with the report of their review) JH Cohn LLP and the related statements of operations, changes in shareholders' equity and cash flows for the eleven (11) month period then ended, including the footnotes thereto, (collectively, the "Financial Statements"), and (ii) the unaudited, internally prepared, balance sheets of each Selling Party as of January 31, 2003, and the related statements of operations, changes in shareholders' equity and cash flows for the one (1) month period then ended (collectively, the "Current Financial Statements"). Such Financial Statements and Current Financial Statements have been prepared in conformity with GAAP, and present fairly, in all material respects, the financial position of and results of operations, changes in shareholders' equity and cash flows of each Selling Party as of and for the periods then ended.

     (d) Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in the Current Financial Statements, or (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the Current Financial Statements, each Selling Party does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be set forth on the Financial Statements or Current Financial Statements.

     (e) Absence of Certain Changes or Events with respect to Boehm. Except as set forth in Schedule 3.1(e) hereto, since December 31, 2002, each Selling Party, insofar as it relates to the Acquired Assets, has conducted the Business in the ordinary course, and there has not been (i) any Material Adverse Change in or to such Selling Party, the Acquired Assets or the Business, (ii) any debt incurred or assumed (other than accounts payable in the ordinary course of business consistent with past practices), (iii) any granting by either Selling Party to any employee of the Business of any increase in compensation, except any standard increase, made in the ordinary course of business consistent with prior practice, or any granting by such Selling Party to any employee of the Business of any severance or termination pay, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a Material Adverse Effect on the Acquired Assets, (v) any change in accounting methods, principles or practices by such Selling Party, adversely affecting its assets, liabilities or business, except insofar as any have been required by a change in GAAP, (vi) any acquisition of real property or undertaking or commitment to

ASSET PURCHASE AGREEMENT - PAGE 6
undertake capital expenditures, (vii) any cancellation of any debts owed to or claims held by such Selling Party, other than in the ordinary course of business consistent with past practices, or (viii) any sale, lease, transfer or other disposition of, or mortgage, pledge or creation of any encumbrance on any assets of the Business, except transactions having an aggregate value of less than $10,000.00, made in the ordinary course of business consistent with past practices.

     (f) Litigation. Except as set forth in Schedule 3.1(f) hereto, there is no suit, action or legal proceeding pending or, to the Knowledge of the Selling Parties, threatened against or affecting any Selling Party, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against any Selling Party.

     (g) Taxes. All Taxes that are due and payable by each Selling Party, other than those presently payable without penalty or interest, have been timely paid, and such Selling Party has timely filed (and, through the Closing Date, will timely file) all Tax reports and returns required by law to be filed by such Selling Party. All such Tax reports and returns are true, complete and correct in all material respects with regard to such Selling Party for the periods covered thereby. Such Selling Party is not delinquent in the payment of any Tax. There is no Tax deficiency asserted against such Selling Party, and there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of such Selling Party or any violation of any Tax law that could be asserted by any taxing authority. There are no Tax Liens upon any of the Acquired Assets or the New Jersey Premises nor has notice been given of any event which could lead to any such Lien. No Internal Revenue Service, state or local, audit, investigation or Proceeding of such Selling Party is pending or Threatened, and the results of any completed audits are properly reflected in the Financial Statements. Such Selling Party has not granted any extension to any taxing authority of the limitation period during which any Tax liability may be asserted. Such Selling Party has not committed any violation of any Tax laws. All monies required for the payment of Taxes not yet due and payable with respect to the operations of such Selling Party through and including the Closing Date have been approved, reserved against and entered upon the books and Financial Statements. All monies required to be withheld by such Selling Party from employees, if any, independent contractors, or others or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by such Selling Party to governmental agencies or set aside in accounts for such purpose have been approved, reserved against and entered upon the books and records and Financial Statements of such Selling Party. Consummation of the Transactions will not result in any obligations for Taxes on the Acquired Assets.

     (h) Brokers. Except Anthony DiMasi, whose fees have been or will be paid at Closing by Boehm pursuant to a separate agreement and for which Buyer has no liability whatsoever, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Selling Party.


ASSET PURCHASE AGREEMENT -- PAGE 7

     (i) Compliance with Laws, Environmental Laws. Neither Selling Party has received any written communication from a Governmental Entity alleging that such Selling Party or the New Jersey Premises is not in compliance in any material respect with, or has liability under, any Environmental Laws or any Permits.

     (j) Title to Properties; Liens. The Selling Parties have good title to, or valid leasehold interests in, all of the Acquired Assets. All such Acquired Assets, other than the Dallas Retail Site and the Florida Retail Site, in which the Selling Parties have a leasehold interest, are free and clear of all Liens and other encumbrances, except as set forth on Schedule 3.l(j) hereto. Upon consummation of the transactions contemplated herein, Buyer will acquire good and indefeasible title to, and will own, the Acquired Assets free and clear of all Liens. The Acquired Assets and the Excluded Assets, together, constitute all of the assets and properties, real, personal, tangible and intangible that are used or useable in the conduct of the Business as presently being conducted or as contemplated to be conducted.

     (k)  Owned and Leased Real Property.

               (i) Schedule 3.1(k) contains a list and brief description of all of the owned and leased real property of Selling Parties (the "Real Property"). The Real Property, constitutes all real properties used or occupied in connection with the Business. The New Jersey Lease Agreement, and the leases with respect to the Dallas Retail Site and the Florida Retail Site, constitute a portion of the Acquired Assets (as such, the "Acquired Leased Real Property Interests").

               (ii) With respect to the Acquired Leased Real Property Interests, except as set forth on Schedule 3.1(k):

                    (A) No portion of the New Jersey Premises and, to the Selling Parties Knowledge, no portion of the Dallas Retail Site or the Florida Retail Site, is subject to any pending condemnation proceeding by any public or quasi-public authority nor is there any threatened condemnation proceeding with respect thereto. The Selling Parties have no actual knowledge of any pending condemnation proceeding by any public or quasi-public authority with respect to the Dallas Retail Site or the Florida Retail Site.

                    (B) Except as set forth in Schedule 3.1(k) hereto, no written notice of any increase in any payment obligations under any leases which are part of the Acquired Leased Real Property Interests has been received by any Selling Party and, to the Knowledge of the Selling Parties, except as expressly contained in the leases for the Dallas Retail Site and Florida Retail Site, there is no threatened increase in any payment obligation nor any event which with the passage of time would cause an increase in the payment obligations under any such lease. Buyer acknowledges that it has been notified that the lease with respect to the Dallas Retail Site, is a month-to-month lease.


ASSET PURCHASE AGREEMENT - PAGE 8

                (C) There are no contracts, agreements, instruments, licenses, commitments, leases or similar document, written or oral, to which any Selling Party is a party, granting to any one or more persons the right of use or occupancy of any portion of the parcels of the New Jersey Premises. Boehm has executed written leases, which have been furnished to Buyer, for property owned by Boehm and contiguous to the New Jersey Premises, which tenants have rights to public and common areas in common with Buyer's rights under the New Jersey Lease Agreement; provided, however, that such tenants' rights will not adversely affect Buyer's ability to conduct the Business after Closing as conducted by the Selling Parties.

                (D) There are no persons (other than the Selling Parties) in possession of the New Jersey Premises or the Acquired Leased Real Property Interests.

     (l) Inventories. The Inventory is accurately reflected in the Current Financial Statements at the lower of cost or market in accordance with GAAP.

     (m)  Employee Relations.

             (i) Schedule 3.1(m) hereto sets forth a list of (x) all employees, commission salespersons and independent contractors of the Selling Parties as of Closing, (y) then current annual compensation of, and a description of fringe benefits provided by the Selling Parties to any such employees, commission salespersons and independent contractors, and
     (z) any increase, effective on or after Closing, in the rate or manner of compensation of any employees, commission salespersons or independent contractors.

             (ii) The Selling Parties have no employment, consulting or collective bargaining agreement with any director, officer or employee of the Selling Parties and neither Shareholder is a party to any employment or consulting agreement, except as set forth on Schedule 3.1(m) hereto.

             (iii) The Selling Parties are and have complied in all material respects with all laws, rules and regulations which relate to hiring, termination, wages, hours, discrimination in employment, working conditions, including without limitation, laws, rules and regulations relating to equal employment opportunities, fair employment practices and occupational health and safety, and collective bargaining and is not liable for any arrears of wages or any Taxes (including penalties) for failure to so comply with any of the foregoing.

             (iv) There is no unfair labor practice charge or complaint against the Selling Parties or the Business pending before any Governmental Entity. There is no charge or complaint against the Selling Parties pending, or to the Knowledge of the Selling Parties, threatened under any Legal Requirement. There is no labor strike,

ASSET PURCHASE AGREEMENT - PAGE 9
     dispute or stoppage, or any union organizing campaign or petition for certification actually pending or, to the Knowledge of the Selling Parties, threatened against or involving the Selling Parties. No labor grievance has been filed with the Selling Parties, has arisen out of or under a collective bargaining or other labor agreement and is pending, and no claim therefor has been asserted. The Selling Parties have not previously experienced any work stoppage.

     (n) Insurance. Schedule 3.1(n) hereto sets forth a list of all policies of insurance maintained, owned or held by or for the benefit of the Selling Parties on the date hereof. The Selling Parties shall keep or cause such insurance or comparable insurance to be kept in effect through the Closing Date. The Selling Parties have complied in all material respects with its obligations under each of such insurance policies, and to the Knowledge of the Selling Parties, have not failed to give any notice or present any claim thereunder in a due and timely manner.

     (o) Customers and Suppliers. Schedule 3.1(o) sets forth a list of names and addresses of all material Customers and all suppliers of the Business. There exists no actual or threatened termination or cancellation of the business relationship of the Selling Parties with any customer or group of Customers or with any supplier or group of suppliers listed therein. The Selling Parties supplied Buyer with true, complete and correct copies of all Material Agreements (as defined below) (or in the case of oral agreements, written descriptions) relating to such customers and suppliers.

     (p) Leased Personal Property. There are no leases under which either Selling Party is a lessee of or holds or operates any personal property owned by any third person, with respect to the Business, except as set forth on Schedule 3.1(p) hereto, and true, complete and correct copies (or, in the case of oral leases, written descriptions) of such leases have been previously furnished to Buyer.

     (q) Condition of Acquired Assets. To the Knowledge of the Selling Parties, the Equipment is in good operating condition and repair, ordinary wear and tear excepted. Boehm has made available to Buyer all records maintained by Boehm with respect to the maintenance and repair of such Equipment.

     (r) Transactions With Related Parties. Except as set forth on Schedule 3.1(r) hereto, to the Knowledge of the Selling Parties, neither Shareholder, nor any spouse, child, parent, sibling or any other person or entity closely related to or affiliated with any Shareholder, as the case may be, nor any employee, officer or director of either Selling Party owns any equity interest, directly or indirectly in, or is an officer or director of, any proprietorship, firm, company, corporation, partnership or other entity (i) which: (a) is a competitor of either Selling Party; (b) is a Customer or supplier of either Selling Party; or (c) has any contractual or business relationship whatsoever with either Selling Party; provided that the foregoing does not apply to the ownership by any of them of not more than five percent (5%) of any outstanding security (or any class thereof) of any corporation or partnership listed on a national securities exchange or traded over-the-counter on NASDAQ; or (ii) which has or


ASSET PURCHASE AGREEMENT -- PAGE 10
claims to have any direct or indirect interest in any tangible or intangible property of either Selling Party, except with respect to each Shareholder as a holder of common stock of either Selling Party.

     (s) Material Agreements.

          (i) Schedule 3.1(s) hereto contains a true and complete list of all written and oral contracts, agreements, instruments and other understandings and commitments to which either Selling Party is a party and relating to the Business (all such contracts, agreements, instruments and other understandings and commitments, together with those listed on the other Schedules hereto, being collectively called "Material Agreements" herein).

          (ii) To the Knowledge of the Selling Parties, all Material Agreements are in full force and effect, constitute legal, valid and binding obligations of the respective parties thereto, and are enforceable in accordance with their respective terms. The Selling Parties have performed all of the obligations required to be performed by them to date pursuant to the Material Agreements, and, to the Knowledge of the Selling Parties, there exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a claim of a default in the performance by the Selling Parties or by any other party to any of the Material Agreements. Buyer has been furnished with true, complete and correct copies of all Material Agreements and each Material Agreement that is listed on Schedule 3.1(s) hereto is assignable to Buyer according to its terms or appropriate consents with respect to any such assignment to Buyer have been obtained and furnished to Buyer, except to the extent specifically set forth on Schedule 3.1(s) hereto.

     (t) Solvency. The Selling Parties are solvent and the Selling Parties will not be rendered insolvent by the consummation of the transactions contemplated hereunder. In addition, immediately after giving effect to the transactions contemplated hereunder, (a) the Selling Parties will be able to pay its debts as they become due, (b) the Selling Parties will not have unreasonably small capital and insufficient capital with which to conduct its present or proposed business, and (c) taking into account pending and threatened litigation, final judgments against the Selling Parties in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Selling Parties will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to the Selling Parties, after taking into account all other anticipated uses of the cash of such Selling Party, will be sufficient to pay all such judgments promptly in accordance with their terms. As used in this Section only, (x) "insolvent" means, for any Person, that the sum of the present fair saleable value of its assets does not and/or will not exceed its debts and other probable liabilities, and (y) the term "debts" includes any legal liability, whether matured or

ASSET PURCHASE AGREEMENT - PAGE 11
unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

     (u) Corporate Matters. The Boards of Directors and shareholders of each Selling Party have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with applicable law.

     (v) Product Warranties. Schedule 3.1(v) hereto contains the forms of express warranties and guaranties, which have been used by the Selling Parties in the Business. Except as set forth on Schedule 3.1(v) hereto, the Selling Parties have not offered any different forms of express product warranties and guaranties. No events have occurred or facts exist which could result in a material increase to warranty expenses.

     (w) Books and Records. The minute books and other corporate records of the Selling Parties, as previously made available to Buyer and its representatives, constitute all of the minute books and other corporate records of the Selling Parties and such corporate records of the Selling Parties contain accurate records of all meetings of and corporate actions or written consents by the respective shareholders and Boards of Directors of the Selling Parties.

     (x) Confirmations with respect to Consigned Inventory. It is agreed that Inventory purchased by Buyer shall include inventory owned by Boehm, but consigned to third parties at the time of Closing ("Consigned Inventory"), on terms and conditions confirmed in writing by such third parties, as to ownership, condition and terms of consignment. The written confirmations provided by such third parties with respect to Consigned Inventory shall be true and correct in all material respects.

     (y) Disclosure.

          (i) The Selling Parties have delivered or made available to Buyer complete and accurate copies of all documents listed on the schedules delivered as a part hereof and all other information requested by Buyer pursuant hereto. No representation or warranty of the Selling Parties contained in this Agreement or any statement in the schedules hereto contains any untrue statement. No representation or warranty of the Selling Parties contained in this Agreement or statement in the schedules hereto omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          (ii) In the event of any inconsistency between the statements in the body of this Agreement and those in the schedules hereto (other than an exception expressly set forth as such in the schedules in relation to a representation or warranty), those in this Agreement shall control.

          (iii) The schedules to this Agreement may not be amended without the prior written consent of Buyer and the Selling Parties.


ASSET PURCHASE AGREEMENT - PAGE 12

     SECTION 3.2 Representations and Warranties with respect to Shareholders. As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Selling Parties and Shareholders hereby represents and warrants to Buyer that the following statements (in addition to those set forth in Section 3.1) are true and correct as of the date of this Agreement and will be true and correct with equal force and effect as of the Closing Date:

          (a) Authority. This Agreement and the Closing Documents have been duly executed and delivered by such Shareholder and are the legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms.

          (b) Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, by such Shareholder, will:

               (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (1) any material note, instrument, agreement, contract, mortgage, lease, license, franchise, Permit or other authorization, right, restriction or obligation to which such Shareholder is a party or is bound, or (2) any court order to which such Shareholder is a party or to which any of the assets or properties of such Shareholder is subject or by which Shareholder is bound; or

               (ii) require the approval, consent, authorization or act of, or making by Shareholder of any declaration, filing or registration with, any person or entity, except for the execution of a NJDEP Remediation Agreement.

          (c) Ownership of Stock. The Shareholders, collectively, own and control all of the issued and outstanding capital stock of Boehm.

          (d) Exculpation and Non-liability of Shareholders. Notwithstanding anything to the contrary which may be set forth in this Agreement, the Shareholders shall have no personal liability whatsoever under any of the terms and provisions of this Agreement, including but not limited to, any liability for any breach by the Shareholders or the Selling Parties of any representation or warranty made by the Shareholders or Selling Parties. The preceding sentence shall not be construed to limit in any manner whatsoever liability of the Selling Parties.

     SECTION 3.3 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Selling Parties and Shareholders that the following statements are true and correct as of the date of this Agreement and will be true and correct with equal force and effect as of the Closing Date:

          (a) Organization, Standing and Corporation Power of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the jurisdiction governing its


ASSET PURCHASE AGREEMENT - PAGE 13
     formation and existence and has the requisite corporate power and authority to carry on its business as now being conducted.

          (b) Authority; Noncontravention. Buyer has the requisite corporate power and authority to enter into this Agreement and the Closing Documents and to consummate the transactions contemplated by this Agreement and the Closing Documents. The execution and delivery by Buyer of this Agreement and the Closing Documents and the consummation of the transactions contemplated by this Agreement and the Closing Documents have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and Closing Documents have been duly executed and delivered by Buyer and constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms. The execution and delivery of this Agreement and the Closing Documents does not, and the consummation of the transactions contemplated by this Agreement and the Closing Documents, and compliance with the provisions of this Agreement and the Closing Documents will not conflict with or result in any violation of the governing documents of Buyer. No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery by Buyer of this Agreement and the Closing Documents or the consummation by Buyer, of any of the transactions contemplated by this Agreement and the Closing Documents, which has not been obtained as of Closing.

          (c) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Buyer, threatened against or affecting Buyer that, individually or in the aggregate, could reasonably be expected to (i) impair the ability of Buyer to perform its obligations under this Agreement, or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Buyer having, or which, insofar as reasonably can be foreseen, would have any such effect in the future.

          (d) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by Buyer, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

                                   ARTICLE 4
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1 Forbearances by Selling Parties. Selling Parties, jointly and severally, covenant from and after the date hereof through the Closing Date that neither Selling Party will:

          (a) sell any Acquired Assets not in the ordinary course of business;

          (b) mortgage, pledge or otherwise encumber any of the Acquired Assets;



ASSET PURCHASE AGREEMENT - PAGE 14

          (c) enter into any employment, independent contractor agreement or arrangement relating to any of the Acquired Assets or the Business other than in the ordinary course of business consistent with past practice;

          (d) take any action, or fail to take any action, the result of which could reasonably be expected to be a termination of or a material default under any Material Agreement or Permit;

          (e) amend, modify or terminate, or agree to materially amend, modify or terminate any Material Agreement;

          (f) fail to maintain the confidential treatment or otherwise fail to preserve any of its proprietary rights; or

          (g) enter into any agreement to do any of the things described in clauses (a) through (f) above.

     SECTION 4.2 Conduct of Business by the Selling Parties. During the period from the date of this Agreement to the Closing Date, the Selling Parties shall carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organization, keep available the services of its current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill, ongoing Business and the Acquired Assets shall be preserved through the Closing Date.

     SECTION 4.3 Other Actions. The Selling Parties and Buyer shall not take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue in any material respect, or (ii) any of the conditions to the Closing set forth in Article 6 not being satisfied.

                                   ARTICLE 5
                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Access to Information; Confidentiality. The Selling Parties shall afford to Buyer reasonable access, during normal business hours during the period prior to the Closing Date, to the Business' properties, books, contracts, licenses, commitments, personnel and operating and other records and, during such period, the Selling Parties shall furnish promptly to Buyer all information concerning the Business as Buyer may reasonably request with regard to the Business and the Acquired Assets. Each party shall treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third person (other than to the respective counsel,


ASSET PURCHASE AGREEMENT -- PAGE 15
accountants, financial advisors, engineers, or the lenders of any party). Prior to the Closing, Buyer shall not use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Acquired Assets, or the negotiation or enforcement of this Agreement or any agreement contemplated hereby. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information that (i) is or becomes lawfully available to such party from a source other than the furnishing party, provided that such confidential information is not known by the receiving party to be subject to another confidentiality agreement with or other obligation of secrecy to the furnishing party, (ii) is or becomes generally available to the public other than as a result of disclosure by such receiving party or its agents, or (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, and after notice to the furnishing party.

     SECTION 5.2 Reasonable Efforts; Notification.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Closing, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (b) The Selling Parties shall give prompt written notice to Buyer, and Buyer shall give prompt notice to the Selling Parties, of (i) any representation or warranty made by such party contained in this Agreement that has become untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall not, in and of itself, excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 5.3 Fees and Expenses. Each party hereto shall be responsible for its, hers or his own fees and expenses in connection the negotiation, execution, delivery and performance of this Agreement and the related due diligence regardless of whether the transaction contemplated by this Agreement is completed.

ASSET PURCHASE AGREEMENT -- PAGE 16

     SECTION 5.4 Public Announcements. The parties hereto shall consult with each other before issuing, and will provide to each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any press release or make any public statement prior to such consultation and prior to the Closing Date, except as may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

     SECTION 5.5 Accounts Receivable.

          (a) Boehm's Accounts. The Selling Parties and Buyer acknowledge and agree that all customer accounts receivable pertaining to the Business that arise prior to the Closing Date (the "Accounts Receivable") are and shall remain assets of the Selling Parties and the Selling Parties shall have sole and exclusive authority to invoice and collect Accounts Receivable and to issue correction invoices and credit memos with respect to such accounts. The Selling Parties shall use their commercially reasonable efforts to keep Buyer reasonably informed of any disputes with any customers relating to Accounts Receivable and the Selling Parties' denial of any customer request for a credit or correction with respect to an Account Receivable and shall copy Buyer on any communication with a customer of the Business.

          (b) Trust. Any payment received by one party to this Agreement after the Closing Date that properly belongs to another party shall be held in trust for the benefit of the party properly entitled to the payment and shall be paid over by the receiving party to the proper party as herein provided.

          (c) Selling Parties Payment. In the event that Buyer receives a payment on an Account Receivable that is identified by Selling Parties' invoice number or that is otherwise accompanied by information identifying it as a payment belonging to a Selling Party (a "Selling Party Payment"), Buyer shall turn such Selling Party Payment over to Selling Parties. Such Selling Party Payments shall be turned over to the applicable Selling Party without representation, warranty or guaranty by, or recourse against, Buyer.

          (d) Buyer Payment. The Selling Parties acknowledge that after the Closing Date, Buyer will generate accounts receivable from customers of the Business. In the event that any Selling Party receives a payment that is identified by Buyer's invoice number, or that is otherwise accompanied by information identifying it as a payment belonging to Buyer (a "Buyer Payment"), such Selling Party shall turn such Buyer Payment over to Buyer. Such Buyer Payments shall be turned over to Buyer without representation, warranty or guaranty by, or recourse against, the Selling Parties.

          (e) Unidentified Payment. In the event that Selling Parties or Buyer receives a payment from a customer of the Business on or after the Closing Date as to which the owner is not clearly indicated on or with the payment (an "Unidentified Payment"), the party receiving the payment shall, within five (5) business days after its receipt, notify the other of

ASSET PURCHASE AGREEMENT - PAGE 17
     the amount of the Unidentified Payment and the customer from which it was received, and the parties shall exchange pertinent records and otherwise cooperate in good faith to determine the party to which the Unidentified Payment belongs. If the parties are unable to resolve ownership of the Unidentified Payment from their records, Buyer shall promptly contact the customer from whom the payment was received to obtain instructions as to which invoices(s) the customer intended its payment to be applied, and the instructions of the customer shall be binding on the parties.

          (i) Transfer of Funds. Each Selling Party Payment and each Buyer Payment shall be paid over to the party to which it belongs within ten
     (10) business days after receipt. Each Unidentified Payment shall be paid to the party to which it belongs within ten (10) business days after ownership of the payment is resolved. All payments belonging to another party but not timely paid over to the proper party shall bear interest from and after the next business days after the payment was due until paid at the rate of ten percent (10%) per annum.

     Section 5.6 No Solicitation. The Selling Parties and Shareholders covenant and agree that, during the period that this Agreement is in force and effect, they will not and will not permit any of their affiliates, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) to, directly or indirectly (a) solicit, initiate or encourage submission of proposals or offers by, or (b) furnish any information with respect to or otherwise cooperate in any way with, or participate in any discussions or negotiations with, any Person with respect to any proposal regarding the acquisition or purchase of all or a material portion of the Business or the Acquired Assets, or any equity interest in the Selling Parties or any business combination with the Selling Parties. The Selling Parties and Shareholders shall promptly notify Buyer in writing of any inquiry or proposal that is received concerning any of the foregoing transactions.

     Section 5.7 Information for Tax Returns. The Selling Parties shall cooperate with Buyer after the Closing by providing Buyer, promptly upon request, such records and other information regarding the Acquired Assets and/or the Business as may reasonably be requested from time to time by Buyer in connection with the preparation or audit of its federal, state and local income and other Tax returns, and audits, disputes, refund claims or litigation relating thereto. In such connection, the Selling Parties will afford Buyer's representatives including independent tax advisers and others access to books and records or relating to the Acquired Assets.

     Section 5.8 Maintenance of Existence; Name Change. Selling Parties shall preserve and maintain their corporate existence in New Jersey and Florida for a period of at least three (3) years after the Closing Date. Douglas Lorie, Inc. shall change its corporate name to a name reasonably acceptable to Buyer within 30 days after Closing. Edward Marshall Boehm, Inc. may maintain and use its corporate name in connection with owning, operating and leasing real property; however, Edward Marshall Boehm, Inc. shall not use its corporate name in connection with any activity relating directly or indirectly to the Business.

     Section 5.9 Employees. Boehm shall terminate its employees and independent contractors on or before the Closing Date. From and after the date hereof through the Closing Date or earlier termination of this Agreement, Buyer has the right to enter into negotiations with any or all of the

ASSET PURCHASE AGREEMENT -- PAGE 18
employees and independent contractors of the Selling Parties for their employment with Buyer from and after the Closing Date on such terms and conditions as Buyer and such employees or contractors shall agree. Buyer shall have no liability whatsoever with respect to any matter relating to the employment or contracting of such persons by the Selling Parties prior to the Closing Date. Without limiting the foregoing, Boehm shall be responsible for any and all (i) accrued vacation benefits and pay, and (ii) severance benefits, through and including the Closing Date.

     Section 5.10 ISRA. The Selling Parties shall, at their own cost and expense, comply with the Industrial Site Recovery Act ("ISRA") for the New Jersey Premises prior to the Closing and provide documentation evidencing that compliance to the Buyer. The Selling Parties shall, at their own cost and expense, diligently file the General Information Notice and any other plan or submission required by ISRA with the New Jersey Department of Environmental Protection ("NJDEP") and satisfy all requirements of ISRA, up to and including receipt of a No Further Action letter with Covenant Not to Sue ("NFA/CNS"). However, the Selling Parties may comply with ISRA and close this transaction by entering into a Remediation Agreement with the NJDEP (the "Remediation Agreement"). In that event, the Selling Parties shall remain liable for all ISRA compliance relating to operations and conditions at the New Jersey Premises prior to Closing, up to and including receipt of the NFA/CNS, including, but not limited to maintaining the requisite financial assurance. Prior to Closing, the Selling Parties agree to provide copies of all Notices and correspondence to the Buyer.

     (a) Before the Closing, the Selling Parties shall provide a Schedule of all reports, including drafts, and correspondence other than correspondence protected by the Attorney/Client Privilege, related to Environmental Laws for the New Jersey Premises, whether or not submitted to any governmental agency. After the Closing, in the event the Selling Parties must continue with ISRA compliance for this transaction, or if the Selling Parties execute a contract for a sale of the real property at the New Jersey Premises, or pursue any other transaction triggering the requirements of ISRA, the Selling Parties shall, at their own cost and expense, comply with ISRA as to operations or conditions at the New Jersey Premises prior to Closing. If the Selling Parties trigger ISRA, the Selling Parties shall, at their own cost and expense, diligently file the General Information Notice, and any other plan or submission required by ISRA with the NJDEP and satisfy all requirements of ISRA relating to operations or conditions at the New Jersey Premises prior to Closing, including but not limited to the financial assurance requirements up to and including receipt of an NFA/CNS, except that Buyer shall bear that portion of the investigative and/or remedial costs for ISRA compliance that arise from Buyer's operations, Release of Hazardous Materials at the site or conditions created at the New Jersey Premises subsequent to Closing. The Selling Parties shall be solely responsible for all costs of ISRA compliance not related to or arising out of Buyer's operations, Release of Hazardous Materials or conditions occurring at the New Jersey Premises subsequent to Closing. Buyer shall promptly provide all information requested by the Selling Parties regarding or in furtherance of ISRA compliance to the extent available to Buyer and shall sign any affidavit submitted to it by the Selling Parties regarding or in furtherance of ISRA compliance which is true, accurate and complete; and if an affidavit is not true, accurate or complete, Buyer shall supply the necessary information to make it true, accurate or complete and shall then sign the same. The Selling Parties expressly agree to provide copies of all Notices and correspondence with NJDEP relating to the New Jersey Premises, to Buyer.

ASSET PURCHASE AGREEMENT -- PAGE 19

     (b) Buyer shall grant the Selling Parties reasonable access to the New Jersey Premises as necessary in furtherance of the Selling Parties' ISRA compliance efforts, at a time, place, and manner mutually agreeable to Buyer and the Selling Parties.

     (c) Buyer agrees to grant to the officers, employees and authorized representatives of the Selling Parties, including agents, contractors and subcontractors, access to enter onto the New Jersey Premises to perform any investigation or remediation required of Selling Parties by NJDEP necessary to comply with Environmental Laws (hereinafter "Intended Activities"), so long as the Intended Activities do not unreasonably interfere with Buyer's operations or as required by law.

     (d) At all times during the Intended Activities, the Selling Parties' contractor for the Intended Activities shall, at its own costs an expense, provide and keep in force the following insurance: Workers' Compensation and Employer's Liability Insurance in accordance with any law that may be applicable to all of its employees, agents and/or subcontractors engaged in performing the Intended Activities; Comprehensive General Liability and Automobile Liability Insurance against any claims for bodily injury, death, or property damage occurring in or about the New Jersey Premises and in connection with the Intended Activities, with limits of not less than $1,000,000 for bodily injury or death to any one person and aggregate limits of $2,000,000 for bodily injury or death to any number of persons and property damage with limits of not less than $1,000,000; and Umbrella Insurance not less than $1,000,000 and Pollution Liability Insurance not less than $1,000,000. At least ten (10) days before entering the New Jersey Premises for the purpose of completing the Intended Activities, the Selling Parties' contractor shall provide Buyer with Certificates of Insurance that will name Buyer as an additional insured and certificate holder.

     (e) Prior to the breaking of ground or performance of any Intended Activities at the New Jersey Premises by the Selling Parties, or their contractors or agents, the Selling Parties shall make reasonable effort to locate, identify and mark all subsurface utilities in compliance with the Underground Facility Protection Act, N.J.S.A. 48:2-7.3 et seq. and N.J.A.C. 14:2-5.1 et seq.

     (f) All ground water, development water, drill cuttings, used personal protective equipment or other material generated, if any, during the Intended Activities by the Selling Parties (hereinafter "Investigation Derived Waste" or "IDW") shall be the sole property of the Selling Parties, and the Selling Parties shall be the sole generator of such IDW. As the generator of such material, the Selling Parties shall have the sole responsibility and resulting liability for the proper handling, storage and disposal of such IDW in accordance with Environmental Laws. The Selling Parties shall remove all IDW from the New Jersey Premises within two (2) weeks following completion of the Intended Activities.

     (g) Following the completion of the Intended Activities, the Selling Parties shall at their sole cost and expense restore the ground at the New Jersey Premises to substantially the same the condition it was in prior to the performance of the Intended Activities.

     (h) In the event Buyer shall trigger ISRA after Closing, for any reason, Buyer shall, at its own cost and expense, file a General Information Notice, and any other plans or submissions required by ISRA with the NJDEP and satisfy all other requirements of ISRA, up to receipt of an


ASSET PURCHASE AGREEMENT -- PAGE 20

NFA/CNS for areas of concern related to Buyer's operations, activities, or Release of Hazardous Materials, if any, including the financial assurance requirements related to such areas of concern. Buyer shall bear that portion of the investigative and/or remedial costs for ISRA compliance that arise from Buyer's operations, activities, or Release of Hazardous Material at the Leased Premises. In the event Buyer triggers ISRA, the Selling Parties shall be solely responsible for all costs of ISRA compliance not (1) related to or arising out of Buyer's operations, activities, or Release of Hazardous Materials at the Site, including but not limited to, conditions of the New Jersey Premises antecedent to Buyer's occupancy thereof and (2) related to Buyer's filing of the General Information Notice, Negative Declaration and/or Remediation Agreement Application. The Selling Parties shall promptly provide all information requested by Buyer regarding or in furtherance of ISRA compliance to the extent available to the Selling Parties and shall sign any affidavit submitted to it by Buyer regarding or in furtherance of ISRA compliance which is true, accurate and complete; and if an affidavit is not true, accurate and complete, the Selling Parties shall supply the necessary information to make it true, accurate or complete and shall then sign the same.

     SECTION 5.11 HFB Inventory. The parties acknowledge that certain inventory owned by Helen F. Boehm (the "HFB Inventory") listed in Schedule 5.11, will remain in the possession of Buyer after Closing. Unless otherwise directed by Helen F. Boehm, the HFB Inventory shall be sold by Buyer after Closing pursuant to the Consignment Sales Agreement.

     SECTION 5.12 Revocable License. For the purpose of allowing the Selling Parties to sell Excluded Inventory and to allow Helen F. Boehm to sell the HFB Inventory, Buyer grants to Boehm and Helen F. Boehm a Revocable License to use the trademark "Boehm" in connection with the sale of the Excluded Inventory and HFB Inventory, which was manufactured by Boehm. In connection with such License, Boehm and Helen F. Boehm shall comply with all instructions from Buyer made from time to time with respect to the use by Boehm and Helen F. Boehm of such trademark. Boehm and Helen F. Boehm agree to use such trademark in a manner that will maintain the goodwill and business reputation of the Business. Unless extended, the License granted under this Section 5.12 shall terminate six (6) months following the date of Closing. Nothing in this Section 5.12 shall limit the ability of Boehm to utilize the corporate name "Edward Marshall Boehm, Inc." in compliance with restrictions set forth in Section 5.8

                                   ARTICLE 6
                              CONDITIONS PRECEDENT

     SECTION 6.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligations of each party to effect the Closing are subject to the satisfaction, or waiver on or prior to the Closing Date of the following conditions:

     (a) Authorizations, Consents, and Approvals. Any authorizations, consents, approvals, orders or waivers required to be obtained, and all filings, notices or declarations required to be made with any third party or Governmental Entity shall have been obtained or made including, without limitation, the obtaining of a Remediation Agreement.

ASSET PURCHASE AGREEMENT - PAGE 21

         (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Closing shall be in effect; provided, however, that each of the parties shall have used such party's reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

     SECTION 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing and to purchase the Acquired Assets pursuant to this Agreement shall, unless waived in writing by Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Selling Parties and Shareholders, set forth in this Agreement, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, shall be true and correct in all material respects, and Buyer shall have received a certificate to such effect, signed on behalf of the Selling Parties by an authorized officer of Boehm and Lorie with respect to representations and warranties of Boehm and Lorie, and signed by each Shareholder with respect to representations and warranties of such Shareholder.

         (b) Performance of Obligations of the Selling Parties. The Selling Parties and Shareholders shall have executed all documents and performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, including without limitation delivery of and execution of the applicable Closing Documents.

         (c) No Suit or Judgment. There shall be no suit or proceeding instituted to prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby, and there shall be no judgment, order or decree by any court with proper jurisdiction prohibiting consummation of such transactions.

         (d) Opinion of Counsel. Buyer shall have received written opinions, dated as of the Closing Date, from counsel for the Selling Parties and Shareholders in mutually acceptable form.

         (e) Consents. The Selling Parties shall have received consents to the transactions contemplated hereby from the parties listed in Schedule 6.2(e).

         (f) Material Adverse Change. From and after the date of this Agreement, there shall not have been any Material Adverse Change to any of the operations, financial condition, revenues or properties of the Business.

         (g) Board and Lender Authorizations. Buyer shall have received approval of the sale and purchase of the Acquired Assets by the Board of Directors of Buyer, as well as any authorizations, consents or waivers required to be obtained by Buyer from its lenders in order for Buyer to enter into the transactions made the subject of this Agreement.

         (h) Release by Wachovia Bank. Buyer shall have received a release in form and substance satisfactory to Buyer of any Lien held by Wachovia Bank on the Acquired Assets.

ASSET PURCHASE AGREEMENT - PAGE 22

     (i) Lease Assumptions. Buyer shall have received consents to the assumption by Buyer of the lease rights and obligations of Boehm for the retail site located in Dallas, Texas (the "Dallas Retail Site") and of the lease rights and obligations of Lorie for the retail site located in Florida (the "Florida Retail Site") from the applicable landlords in form and substance satisfactory to Buyer in Buyer's sole discretion.

     (j) Schedules. The form and content of the Schedules to this Agreement, as amended and supplemented through the date of Closing, are satisfactory to each of the parties, in each party's sole discretion.

     SECTION 6.3 Conditions to Obligations of the Selling Parties. The obligations of the Selling Parties to effect the Closing and to transfer and convey the Acquired Assets pursuant to this Agreement shall, unless waived in writing by the Selling Parties, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, shall be true and correct in all material respects, and the Selling Parties and Shareholders shall have received a certificate to such effect signed on behalf of Buyer by an authorized officer of Buyer.

     (b) Performance of Obligations of Buyer. Buyer shall have made all payments, executed all documents and performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

     (c) No Suit or Judgment. There shall be no suit or proceeding instituted to prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby, and there shall be no judgment, order or decree by any court with proper jurisdiction prohibiting consummation of such transactions.

     SECTION 6.4 Frustration of Closing Conditions. Buyer and the Selling Parties may not rely on the failure of any condition set forth on this Article 6 to be satisfied, if such failure was caused by such party's failure to act in good faith or to use its reasonable efforts to cause the Closing to occur.

                                   ARTICLE 7
                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date without liability:

          (a) by the unanimous written consent of Buyer and the Selling Parties;

          (b) by Buyer or by the Selling Parties if the Closing shall not have occurred on or before March 21, 2003, unless the failure to effect the Closing is the result of a material breach of this Agreement by the party seeking to terminate;

ASSET PURCHASE AGREEMENT - PAGE 23

               (c)  by Buyer or by the Selling Parties:

                         (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and nonappealable; and

                         (ii) in the event of any breach by Buyer, on the one
               hand, or by the Selling Parties, on the other hand, of its or his/her respective agreements, representations or warranties contained herein and the failure of such party to cure such breach within three (3) days after receipt of notice from any other party requesting such breach to be cured;

               (d) by Buyer if any Material Adverse Effect shall occur with respect to the Business.

          SECTION 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of this Section 7.2 and Article 9, where applicable and the provisions of Paragraph 16, titled "Legal Effect", of the Letter of Intent dated December 12, 2002, executed by the parties and any and all confidentiality and nondisclosure agreements executed by the parties. In the event that Buyer or the Selling Parties, shall terminate this Agreement pursuant to Section 7.1(b) or (c)(ii) hereof, the rights of the parties, as the case may be, to pursue any and all rights they may have at law or equity or hereunder shall survive unimpaired. It is agreed that the Deposit shall be refunded to Buyer in the event any of the Selling Parties makes a fraudulent statement or a misrepresentation of a material fact in connection with the Letter of Intent dated December 13, 2002, executed in connection with this Agreement or in connection with this Agreement (including misrepresentations made in connection with due diligence conducted by Buyer); in all other events, the Deposit shall be retained by the Selling Parties.

          SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time prior to the Closing Date by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 7.4 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE 8

                                INDEMNIFICATION

          SECTION 8.1 Indemnification.


ASSET PURCHASE AGREEMENT - PAGE 24

          (a) By the Selling Parties. From and after the Closing Date, the Selling Parties, shall (i) indemnify and hold harmless the Buyer and its respective officers, directors, employees, affiliates, successors and assigns from and against any and all losses which it or such persons may suffer or incur, resulting from, related to or arising out of (a) any misrepresentation or breach of warranty of the Selling Parties or Shareholders contained in or made pursuant to this Agreement; (b) any breach by the Selling Parties or Shareholders of any of their agreements or obligations contained in or made pursuant to this Agreement; (c) any liability or obligation arising out of the Business as conducted prior to the Closing and not expressly assumed by Buyer pursuant to this Agreement; (d) any losses or costs of defending against any claims which may be made against Buyer by any Person claiming violations by any Selling Party of any local, state, or federal law relating to the employment relationship, including, but not limited to, wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of Taxes, where such claims arise out of circumstances occurring prior to the Closing Date; (e) any actual or threatened violation of or noncompliance with, or remedial obligation arising under, any Environmental Laws arising from any event, condition, circumstance, activity, practice, incident, action or plan existing or occurring prior to the Closing relating in any way to the Acquired Assets or the Business; or (f) Selling Parties' failure to comply with the laws of any jurisdiction with respect to the bulk sales laws that may be applicable to the sale of the Acquired Assets to Buyer as contemplated hereby; and (ii) reimburse Buyer and each of its respective officers, directors, agents and employees for any and all reasonable fees, costs and expenses related thereto (including without limitation, reasonable legal expenses) ((i) and (ii), collectively, "Buyer's Indemnifiable Losses").

          (b) By Buyer. From and after the Closing Date, Buyer shall (i) indemnify and hold harmless the Selling Parties and Shareholders and their respective officers, directors, employees, affiliates, successors and assigns, from and against any and all losses, which any of them may suffer or incur, resulting from, related to or arising out of (a) any misrepresentation or breach of warranty of Buyer which is contained in or made pursuant to this Agreement;
(b) any breach by Buyer of any of its agreements or obligations contained in or made pursuant to this Agreement; and (c) any liability or obligation arising out of the Business as conducted after the Closing and not retained or assumed by the Selling Parties under this Agreement, except liabilities or obligations arising out of the acts or omissions of the Selling Parties, Shareholders or their directors, officers, agents, employees and professionals and (ii) reimburse each Shareholder and his or her heirs, personal representatives, administrators, trustees, agents or employees, and each Selling Party and its officers, directors, employees and attorneys for any and all reasonable fees, costs and expenses related thereto (including, without limitation, reasonable legal expenses) ((i) and (ii), collectively, "Selling Parties' and Shareholders Indemnifiable Losses").

          (c) Direct Liability. In the event that the person or entity seeking indemnification under this Article 8 (the "Indemnified Party") shall become aware of an event which will give rise to or result in an Indemnifiable Loss, he, she or it shall, within thirty (30) days thereafter, give written notice to the party from whom indemnification under this Article 8 is sought (the "Indemnifying Party") of the amount of the Indemnifiable Loss, together with sufficient information to enable the Indemnifying Party to determine the accuracy and nature of the claimed Indemnifiable Loss (the "Indemnity Notice"). The failure of the Indemnified Party to give the Indemnifying Party an Indemnity Notice shall not release the Indemnifying Party from liability under this Article 8;

ASSET PURCHASE AGREEMENT - PAGE 25
provided, however, that the Indemnifying Party shall not be liable for losses which would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Indemnity Notice. Within thirty (30) days after the receipt by the Indemnifying Party of the Indemnity Notice, the Indemnifying Party shall either (i) pay to the Indemnified Party an amount equal to the Indemnifiable Loss, or (ii) object to such claim, in which case the Indemnifying Party shall give written notice to the Indemnified Party of such objection together with the reasons therefor, it being understood that the failure of the Indemnifying Party to so object shall preclude the Indemnifying Party from asserting any claim, defense or counterclaim relating to the Indemnifying Party's failure to pay any Indemnifiable Loss.

         (d) Third Party Claim. In the event the facts giving rise to the claim for indemnification under this Article 8 shall involve any action or threatened claim or demand by any third party against the Indemnified Party (a "Third Party Claim"), within the earlier of, as applicable, ten (10) days after receiving notice of the filing of a lawsuit or thirty (30) days after receiving notice of the existence of a claim, demand, suit or proceeding (each a "Claim") giving rise to the claim for indemnification, the Indemnified Party shall send written notice of such Claim to the Indemnifying Party (the "Claim Notice"). The failure of the Indemnified Party to give the Indemnifying Party the Claim Notice shall not release the Indemnifying Party from liability under this Article 8; provided, however, that the Indemnifying Party shall not be liable for losses incurred by the Indemnified Party which would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Claim Notice. Except as set forth below, the Indemnifying Party shall be entitled to defend such Claim in the name of the Indemnified Party at his or its own expense and through counsel of his or its own choosing. The Indemnifying Party shall give the Indemnified Party notice in writing within ten (10) days after receiving the Claim Notice from the Indemnified Party in the event the Claim is one involving an instituted suit or proceeding, or otherwise within thirty (30) days, of his or its intent to do so. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnified Party may elect, by notice in writing to the Indemnifying Party, to continue to participate through his or its own counsel, at his or its expense, but the Indemnifying Party shall have the right to control the defense of the Claim with counsel reasonably acceptable to the Indemnified Party. In the event that the Indemnifying Party is controlling the defense of the Claim and shall have negotiated a settlement thereof, which proposed settlement is final and unconditional as to the parties thereto and contains an unconditional release of the Indemnified Party, without the Indemnified Party being liable for damages of any kind or nature or being otherwise required to pay any amount of money to any third party and does not include the imposition of any restrictions on the part of the Indemnified Party or require that the Indemnified Party make an admission of guilt or liability or deliver a confession of judgment, or any other non-financial obligation which, in the reasonable


ASSET PURCHASE AGREEMENT - PAGE 26
judgment of the Indemnified Party, renders such settlement unacceptable, the Indemnified Party shall consent to such settlement.

     SECTION 8.2 Right to Set-Off. To secure the indemnification provided for in Section 8.1(a) hereof, and to compensate Buyer for any claim having as its basis the indemnification provided for in Section 8.1(a) hereof, Buyer shall have a right of set-off from any sum due to a Selling Party, including, without limitation, sums due under this Agreement and any amounts which would be otherwise due under the Consignment Sales Agreement.

     SECTION 8.3 Assets of Boehm. In order to insure that Boehm has assets sufficient to provide the indemnification provided for in Section 8.1(a), the Selling Parties and Shareholders agree that Boehm shall own unencumbered real estate including without limitation the real property containing the New Jersey Premises until the later of (i) six (6) months following Closing and (ii) the resolution of any claims in excess of $25,000 made during such six (6) month period for Buyer's Indemnifiable Losses, after which later date there shall be no restriction whatsoever upon Boehm's ownership of any real property.

                                   ARTICLE 9
                               GENERAL PROVISIONS

     SECTION 9.1 Survival of Representations, Warranties and Covenants. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date; provided, however, that no claim for indemnification under Article 8 for misrepresentation or breach of warranty may be first made later than six (6) months following the Closing Date; provided, however, that claims for Buyer's Indemnifiable Losses relating to misrepresentation or breach of warranty in connection with Sections 3.1(g) (Taxes), 3.1(i) (Compliance with Laws) and 3.1(m) (Employee Relations) may be made at any time prior to expiration of the applicable statute of limitations, if any, for such claim.

     SECTION 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally when received if or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Buyer, to:

               EM Boehm, Inc.
               1649 Frankford Road West
               Carrollton, Texas 75007
               Attn:  Michael D. Lohner




ASSET PURCHASE AGREEMENT - PAGE 27
                           with a mandatory copy to:

                            William E. Swart, Esq.
                            Bell Nunnally & Martin LLP
                            3232 McKinney Avenue, Suite 1400
                            Dallas, Texas 75204-2429

                    (b) if to Selling Parties or either or both Shareholders to:

                            Edward Marshall Boehm, Inc.
                            25 Princess Diana Lane
                            Trenton, New Jersey 08638
                            Attn: Richard M. Vassil

                            with a mandatory copy to:

                            Stuart B. Dember, Esq.
                            Hale and Dorr LLP
                            650 College Road East, 4th Floor
                            Princeton, New Jersey 08540

     SECTION 9.3 Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

"Acquired Assets": As defined in Section 1.1 hereof.
"Acquired Leased Real Property Interests": As defined in Section 3.1(k) hereof. "Assumed Liabilities": As defined in Section 1.3 hereof.
"Agreement": As defined in the introductory paragraph hereof.
"Business": As defined in Section 1.1 hereof.
"Buyer": As defined in the introductory paragraph hereof.
"Buyer Payment": As defined in Section 5.5(d) hereof.
"Claim": As defined in Section 8.1(d) hereof.
"Claim Notice": As defined in Section 8.1(d) hereof.
"Closing": As defined in Section 2.1 hereof.
"Closing Date": As defined in Section 2.1 hereof.
"Closing Document" or "Closing Documents": As defined in Section 2.3 hereof. "Closing Inventory Value": As defined in Section 1.4 hereof.
"Consigned Inventory": As defined in Section 3.1(x) hereof.
"Consulting Agreement": As defined in Section 2.3(g) hereof.
"Current Financial Statements": As defined in Section 3.1(c) hereof.
"Dallas Retail Site": As defined in Section 6.2(i) hereof.
"Employment Agreement": As defined in Section 2.3(f) hereof.
"Environmental Laws" means any applicable treaties, laws, regulations, enforceable requirements, order, decrees or judgments issued, promulgated or entered into by any

ASSET PURCHASE AGREEMENT - PAGE 28

Governmental Entity, which relate to (x) pollution or protection of the environment or (y) Hazardous Materials generation, storage, use, handling, disposal or transportation, including: (1) the Comprehensive Environmental Response, Comprehensive and Liability Act of 1980, 42 U.S.C. 9601 et seq. ("CERCLA"); (2) the Industrial Site Recovery Act ("ISRA"), N.J.S.A 13:1K-6 et seq.; (3) the New Jersey Spill Compensation and Control Act, N.J.S.A 58:10-23.11, et seq. ("Spill Act"); (4) the Solid Waste Management Act, N.J.S.A, 13:1E-1 et seq., ("SWMA"); (5) the Resource and Conservation and Recovery Act, 42 U.S.C. 6901 et seq. ("RCRA"); (6) the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A 58:10A-21 et seq. ("USTA"); (7) the Clean Air Act, 42 U.S.C. Section 7401 et seq. ("CAA"); (8) the Air Pollution Control Act, N.J.S.A 26:2C-1 et seq. ("APCA"); (9) the New Jersey Water Pollution Control Act, N.J.S.A 58:10A-1 et seq. ("WPCA"); and any rules or regulations promulgated thereunder or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection now existing or hereafter enacted.
"Excluded Assets": As defined in Section 1.2 hereof.
"Excluded Inventory": As defined in Section 1.5 hereof.
"Financial Statements": As defined in Section 3.1(c) hereof.
"Florida Retail Site": As defined in Section 6.2(i) hereof.
"GAAP": means Generally Accepted Accounting Principles, as consistently applied. "Governmental Entity": Any court or any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality.
"Hazardous Materials" means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, pollutants, dangerous substances, toxic substances, any hazardous chemical, hazardous substance, hazardous pollutant, hazardous wastes or chemicals, petroleum or petroleum distillates, asbestos or asbestos containing materials and all other materials or chemicals regulated pursuant to any Environmental Law.
"HFB Inventory": As defined in Section 5.11 hereof.
"Indemnified Party": As defined in Section 8.1(c) hereof.
"Indemnifying Party": As defined in Section 8.1(c) hereof.
"Indemnity Notice": As defined in Section 8.1(c) hereof.
"Knowledge of the Selling Parties" and "Knowledge of the Shareholders" means, with respect to a Shareholder, to the best of that Shareholder's belief and knowledge and, with respect to Boehm and Lorie, to the best of its belief and knowledge (obtained through the exercise of reasonable diligence, inquiry and investigation) of any of its directors or officers.
"Legal Requirement": means any federal, state, local, municipal, foreign, international, multi-national, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty as in effect on the date in question.
"Liens": All mortgages, deeds of trust, claims, liens, security interests, pledges, leases, conditional sale contracts, rights of first refusal, options, charges, liabilities, obligations, agreements, easements, rights-of-way, powers of attorney, limitations, reservations, restrictions and other encumbrances of any kind.
"Losses": Damages, losses (which shall include any diminution in value, liabilities, joint or several), payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors and

ASSET PURCHASE AGREEMENT - PAGE 29
of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever.

"Material Adverse Change" or "Material Adverse Effect": Any change (individually or in the aggregate) that has a material adverse effect on the business, results of operations or financial condition of the Selling Parties that is likely to result in a cost, expense, charge or liability equal to or greater than $25,000.00.

"Material Agreements": As defined in Section 3.1(s) hereof.

"New Jersey Premises": As defined in Section 2.3(a) hereof.

"Notice": means any summons, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from the New Jersey Department of Environmental Protection ("NJDEP"), the United States Environmental Protection Agency ("USEPA"), the United States Occupational Safety and Health Administration ("OSHA") or other federal, state or local agency or authority, or any other entity or any individual, concerning any act or omission resulting or which may result in the Release of Hazardous Materials into the waters or onto the lands of the State of New Jersey, or into waters outside the jurisdiction of the State of New Jersey, or into the environment.

"Order": Any judgment, writ, decree, injunction, order, stipulation, compliance agreement or settlement agreement issued or imposed by, entered into with, a Governmental Entity, whether or not having the force of law.

"Permits": All permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character (a) under any (1) federal, state, local or foreign statute, ordinance or regulation, (2) Order, (3) Environmental Laws, or (4) contract with any Governmental Entity or (b) granted by any Governmental Entity (excluding certificates of occupancy).

"Persons": An individual, partnership, joint venture, corporation, company, limited liability company, bank, trust, unincorporated organization, Governmental Body or other entity or group.

"Purchase Price": As defined in Section 1.4 hereof.

"Real Property": As defined in Section 3.1(k) hereof.

"Release": means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing or dumping.

"Selling Party Payment": As defined in Section 5.5(c) hereof.

"Selling Parties": As defined in the introductory paragraph hereof.

"Selling Parties' and Shareholders' Indemnifiable Losses": As defined in
Section 8.1(b) hereof.

"Shareholders": As defined in the introductory paragraph hereof.

"Tax" or "Taxes": Any federal, state, local or foreign income, sales, excise, real or personal property franchise, capital stock, gross receipts, license, payroll, employment, unemployment, social security, stamp, occupation, intangible, estimated tax or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including, without limitation, interest and penalties) imposed by any law, rule or regulation.

ASSET PURCHASE AGREEMENT - PAGE 30

     "Third Party Claim": As defined in Section 8.1(d) hereof.

     "Unidentified Payment": As defined in Section 5.5(e).

     SECTION 9.4 Interpretation; Governing Language. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.5 Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile signatures shall be effective.

     SECTION 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior representations, agreements or understandings among the parties with respect to the subject matter of this Agreement both written and oral. Except with respect to any entity or person in addition to Buyer who may be a Buyer, this Agreement is not intended to confer upon any person other than the parties any rights or remedies hereunder.

     SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by the Selling Parties without the prior written consent of Buyer. Buyer may assign this Agreement to an affiliated entity without the prior written consent of any of the Selling Parties; provided, however, that Buyer must provide the Selling Parties and Shareholders ten (10) days' prior written notice, and said assignment shall not operate to release Buyer or Home Interiors & Gifts, Inc. (as a guarantor of the obligations of Buyer) of any of its obligations under this Agreement without the consent of the Selling Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.9 Amendment. This Agreement and the exhibits and schedules hereto may be amended by the parties hereto at any time prior to the Closing Date; provided, however, that any amendment must be by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

     SECTION 9.10 Parent Guarantee. Home Interiors and Gifts, Inc., a Texas corporation, agrees to perform any and all of the obligations of EMB and make all payments due by EMB under this Agreement in the event EMB shall fail to do so.

ASSET PURCHASE AGREEMENT - PAGE 31

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                              SELLING PARTIES:

                              EDWARD MARSHALL BOEHM, INC.

                              /s/ Helen F. Boehm
                              -------------------------------------
                              By: Helen F. Boehm
                                  Chairman and Chief Executive Officer

                              DOUGLAS LORIE, INC.

                              By: /s/ Helen F. Boehm
                              -------------------------------------
                              Name: Helen F. Boehm
                              Its: Chairman and Chief Executive Officer

                              SHAREHOLDERS:

                              /s/ Helen F. Boehm
                              -------------------------------------
                              Helen F. Boehm, Trustee
                              The Helen F. Boehm Revocable Trust under
                              Agreement dated September 6, 2000

                              /s/ Richard M. Vassil
                              -------------------------------------
                              Richard M. Vassil, Individually

     Helen F. Boehm is executing this Agreement solely to evidence her agreement to the provisions of Sections 2.3(d), (e) and (f).

                              /s/ Helen F. Boehm
                              -------------------------------------
                              Helen F. Boehm, Individually

ASSET PURCHASE AGREEMENT - PAGE 32

                                        BUYER:

                                        EM BOEHM, INC.

                                        By: /s/ Michael D. Lohner
                                           ----------------------------------
                                           Michael D. Lohner, President



     Home Interiors & Gifts, Inc. is executing this Agreement solely to evidence its agreement to the provisions of Section 9.10.

                                        HOME INTERIORS & GIFTS, INC.

                                        By: /s/ Michael D. Lohner
                                           ----------------------------------
                                           Michael D. Lohner, President

















ASSET PURCHASE AGREEMENT -- PAGE 35

                                  EXHIBIT "A"

                                   Allocation

Helen F. Boehm, Trustee of the Helen F. Boehm Revocable Trust         75%
under Agreement dated September 6, 2000

Richard M. Vassil                                                     25%















EXHIBIT "A" TO ASSET PURCHASE AGREEMENT-PAGE SOLO

                                  EXHIBIT "B"

                      Form Of Bill Of Sale And Assignment
                      -----------------------------------

     This Bill of Sale and Assignment is made pursuant to that certain Asset Purchase Agreement dated March 5, 2003, among EM Boehm, Inc., a Delaware corporation ("Buyer"), Edward Marshall Boehm, Inc., a New Jersey corporation ("Boehm"), Douglas Lorie, Inc. a Florida corporation ("Lorie"), Helen F. Boehm, Trustee of the Helen F. Boehm Revocable Trust under Agreement dated September 6, 2000 and Richard M. Vassil (the "Asset Purchase Agreement"). Boehm and Lorie are referred to jointly as the "Selling Parties."

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Selling Parties do hereby grant, bargain, sell, assign, transfer, convey and deliver unto Buyer, its successors and assigns, all right, title and interest of the Selling Parties in and to the Acquired Assets, as such term is defined in the Asset Purchase Agreement.

     The Selling Parties do hereby covenant to Buyer, its successors and assigns, to do, execute, acknowledge and deliver to, or to cause to be done, executed, acknowledged and delivered to, Buyer, its successors and assigns, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be reasonably requested by Buyer to ensure the sale, assignment in accordance with the Asset Purchase Agreement, transfer, conveyance and delivery of the Acquired Assets to Buyer, its successors and assigns, or to aid and assist in collecting or reducing to Buyer's possession, any or all of the Acquired Assets.

     This Bill of Sale shall be binding upon the successors, assigns, heirs and representatives of the Selling Parties and shall inure to the benefit of the successors and assigns of Buyer.

     IN WITNESS WHEREOF, the Selling Parties have executed this Bill of Sale and Assignment as of the ___ day of March, 2003.

BOEHM:                                  LORIE:

EDWARD MARSHALL BOEHM, INC.,            DOUGLAS LORIE, INC.,
     (a) a New Jersey Corporation       a FLORIDA CORPORATION



By:                                     By:_________________________________
   _____________________________        Name:_______________________________
   Helen F. Boehm, Chairman             Its:________________________________
   and Chief Executive Officer



EXHIBIT "B" TO ASSET PURCHASE AGREEMENT - PAGE SOLO

                                  EXHIBIT "C"

                          Form of Employment Agreement

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


     THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement") is made
effective as of March   , 2003, between EM BOEHM, INC., a Delaware corporation
(together with its successors and assigns, the "Company"), and RICHARD M. VASSIL (the "Employee").

     WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company on the terms and conditions set forth herein;

     WHEREAS, Company is a wholly owned subsidiary of Home Interiors & Gifts, Inc. ("Home Interiors"), a Texas corporation;

     NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

     1. EMPLOYMENT PERIOD. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, in accordance with the terms and conditions of this Agreement, for the period commencing as of the date of this Agreement and continuing until the first anniversary of the date of this Agreement (the "Employment Period"); provided, however, that such Employment Period (i) shall be extended for successive terms of one (1) year unless either party advises the other in writing, at least sixty (60) days prior to the end of the initial term, or any annual extension thereof, that it will not agree to extend this Agreement, and (ii) may be terminated by the Company in accordance with Section 3, below.

     2.   TERMS OF EMPLOYMENT.

          (a)  Position and Duties.

          (i) During the Employment Period, the Employee shall perform the functions of Chief Operating Officer of the Company, and, in so doing, shall report to the Board of Directors of the Company. The Employee shall have such powers and duties as may from time to time be prescribed by the Board of Directors of the Company.

          (ii) During the Employment Period, excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote substantially all of his business time to the business and affairs of the Company and to use the Employee's reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities.







EXHIBIT "C" TO ASSET PURCHASE AGREEMENT - PAGE 1

     (b)  Compensation.

     (i) Base Salary. During the Employment Period, the Employee shall receive, at such intervals and in accordance with such Company policies as may be in effect from time to time, an annual salary (pro rata for any partial year) equal to One Hundred Thirty-Seven Thousand Eight Hundred Dollars ($137,800), payable in equal installments no less often than monthly (the "Annual Base Salary"), which Annual Base Salary shall be subject to appropriate increase, as determined in the sole discretion of the Board of Directors of the Company.

     (ii) Annual Bonus. The Employee shall be eligible for a year-end bonus based upon the performance of the Company and of the Employee and such other criteria as may be established by the Board of Directors of the Company from time to time (the "Annual Bonus"). Each Annual Bonus (or portion thereof) shall be paid in cash promptly following delivery to the Board of Directors of the Company of audited financial statements of the company for the fiscal year for which the Annual Bonus (or pro rated portion) is earned or awarded. Although the Employee shall be eligible for an Annual Bonus, the Company shall be under no obligation to pay any Annual Bonus, regardless of the performance of Employee or the Company.

     Incentive, Savings and Retirement Plans. During the term of the Employee's employment, the Employee shall be entitled to participate in all incentive, savings, and retirement plans, practices, policies and programs applicable generally to other employees of the Company ("Investment Plans") as determined by and at the discretion of the Board of Directors of the Company.

     Welfare Benefit Plans. During the term of the Employee's employment, the Employee and/or the Employee's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs ("Welfare Plans") provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent offered and applicable generally to other executives of the Company.

     Expenses. During the term of the Employee's employment, the Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Employee in accordance with the policies, practices and procedures of the Company.

     Vacation and Holidays. During the term of the Employee's employment, the Employee shall be entitled to paid vacation of three (3) weeks per year and paid holidays in accordance with the plans, policies, programs and practices of the Company for its employees. Such vacation shall be taken at such time or times reasonably acceptable to the Company. In no case shall vacation time be in excess of two (2) consecutive weeks.





EXHIBIT "C" TO ASSET PURCHASE AGREEMENT - PAGE 2

          Automobile Lease. In addition to the other compensation to be provided to Employee under this Agreement, Company shall provide to Employee use of or reimbursement for, a mutually-agreed leased vehicle. In satisfaction of this Section 2(b)(vii), the Company will pay, during the Employment Term, the monthly payments under Employee's current Chevrolet Tahoe lease.

     3.   TERMINATION OF EMPLOYMENT.

          (a) Death or Disability. The Employee's employment shall terminate automatically upon the Employee's death during the Employment Period. If the disability of the Employee occurs during the Employment Period, the Company may terminate the Employee's employment in accordance with its then current policies and practices regarding disability.

          (b) Termination by the Company. The Company may terminate the Employee's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" means: (i) the Employee's material breach of this Agreement or any other document, agreement or contract to which the Employee and the Company are a party, which constitutes a material nonperformance by the Employee of his obligations and duties hereunder or thereunder, as reasonably determined by the Board of Directors of the Company, which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach; (ii) the Employee's intentional failure to adhere to any material written policy of the Company, which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure; (iii) the Employee's appropriation (or attempted appropriation) of a material business opportunity of the Company; including, without limitation, attempting to secure or securing, any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the Employee's commission of (or attempt to commit) an act of fraud, illegality, theft or willful misconduct toward the Company in the course of employment with the Company that relates to the Company's assets, activities, operations or other employees; (v) the Employee's conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest or deferred adjudication with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment;
(vi) the Employee's absence from his duties without the consent of the Company's Board of Directors for more than ten (10) consecutive business days for reasons other than vacation authorized under this Agreement, illness or injury; (vii) a material breach by the Employee of Section 6 or Section 9 hereof; or (viii) the intentional failure of the Employee to carry out, or comply with, in any material respect any directive of the Board of Directors consistent with the terms of this Agreement, which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure.

          (c) Voluntary Termination by Employee. Notwithstanding anything in this Agreement to the contrary, the Employee's employment may be terminated during the Employment Period by the Employee for any reason or no reason, provided Employee gives four (4) months' prior written notice to Company of Employee's intention to do so.


EXHIBIT "C" TO ASSET PURCHASE AGREEMENT - PAGE 3

            (d)     Notice of Termination. Any termination by the Company (for
                Cause or otherwise), or by the Employee, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b).

            (e)     Date of Termination. "Date of Termination" means (i) the
                date of receipt of a Notice of Termination or any later date specified therein, and (ii) if the Employee's employment is terminated by reason of death or Disability, the date of death of the Employee or the Disability Effective Date, as the case may be.

     4.     OBLIGATIONS OF THE COMPANY UPON TERMINATION.

            (a)     Termination by the Company Other Than For Cause. If the
                Company terminates Employee without Cause (other than for or in connection with death or Disability) during the Employment Period, the Company shall pay to the Employee: (i) in a lump sum in cash within thirty (30) days after the Date of Termination
                (1) the sum of the Employee's applicable Annual Base Salary through the Date of Termination to the extent not theretofore paid ("Accrued Obligations") and (2) any amount arising from Employee's participation in, or benefits under, any Investment Plans ("Accrued Investments"), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans; (ii) severance pay equal to the Employee's Annual Base Salary, payable in accordance with the Company's regular pay schedule, for six (6) months from the Date of Termination of employment ("Severance Pay"); and (iii) any earned but unpaid Annual Bonus in respect of any full fiscal year ended prior to the date the Employee's employment is terminated, payable in a lump sum in cash at such time as such Annual Bonus otherwise would be payable ("Accrued Bonus"), but not a prorated or partial bonus with respect to the time period between the end of the previous full fiscal year and the date the Employee's employment is terminated. An election by the Company not to extend the initial term beyond its initial expiration date, shall not be considered a termination without Cause for purposes of this Section 4(a), Company shall have no obligation to pay Severance Pay to the Employee, following March __, 2004.

            (b)     Death or Disability. If the Employee's employment is
                terminated by reason of the Employee's death or Disability during the Employment Period, the Company shall pay to his legal representatives: (i) in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate Accrued Obligations; and (ii) the Accrued Investments, which shall be payable in accordance with the terms and conditions of the Investment Plans; and (iii) any Accrued Bonus, which shall be payable at such time as such Annual Bonus otherwise would be payable. The Company shall have no further payment obligations to the Employee or his legal representatives under this Agreement.

            (c)     Cause. If the Employee's employment shall be terminated by the Company for Cause or by the Employee, during the Employment Period, the Company shall have no further


EXHIBIT "C" TO ASSET PURCHASE AGREEMENT - PAGE 4 payment obligations to the Employee other than for payment of Accrued Obligations, Accrued Investments (which, shall be payable in accordance with the terms and conditions of the Investment Plans) and Accrued Bonus (which shall be payable at such time as such Annual Bonus otherwise would be payable).

     5. FULL SETTLEMENT, MITIGATION. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment. Company shall not be liable to Employee for any damages in addition to the amounts payable under Section 4 arising out of the termination of the Employee's employment prior to the end of the Employment Period, provided, however, that the Company shall be entitled to seek damages for any breach of Sections 6, 7, or 9 hereof or criminal misconduct.

     6. CONFIDENTIAL INFORMATION.

          (a) The Employee acknowledges that the Company and Home Interiors and its affiliates have trade, business, and financial secrets and other confidential and proprietary information, including but not limited to product information, designs and formulas, processes, sales and marketing information and strategy, and identity of suppliers and displayers (collectively, the "Confidential Information"). As defined herein, Confidential Information shall not include (i) information that is generally known to other persons or entities who can obtain economic value from its disclosure or use, or (ii) information required to be disclosed by the Employee pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that the Employee shall take all reasonable steps to prohibit disclosure pursuant to subsection (ii) above at the cost of Company.

          (b) The Employee shall (i) hold Confidential Information in confidence; (ii) not release Confidential Information to any person (other than Company employees and other persons to whom the Company has authorized the Employee to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge); and (iii) not use any Confidential Information for the benefit of any person or entity other than the Company.

     7. SURRENDER OF MATERIALS UPON TERMINATION. Upon any termination of the Employee's employment, the Employee shall immediately return to the Company all copies, in whatever form, of any and all Confidential Information and other properties of the Company and its affiliates which are in the Employee's possession, custody or control.

     8. SUCCESSORS.

          (a) This Agreement is personal to the Employee and shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives.


EXHIBIT "C" TO ASSET PURCHASE AGREEMENT - PAGE 5

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company may assign this Agreement to any successor that agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

     9.   NON-COMPETITION AND NON-SOLICITATION.

          (a) The Employee acknowledges that: (i) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (ii) the Company's business is international in scope and its products are marketed throughout the United States and the world; (iii) the Company competes with other businesses both nationally within the United States and internationally; and (iv) the provisions of this
                Section 9 are reasonable and necessary to protect the Company's business.

          (b) In consideration of the acknowledgments by the Employee, and in consideration of the compensation and benefits to be paid or provided to the Employee by the Company, the Employee agrees that he will not, directly or indirectly:

          (i) during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Employee's name or any similar name to, lend the Employee's credit to or render services or advice to, any business whose products, services or activities compete in whole or in part with the products, services or activities of the Company, Home Interiors or its Affiliates, anywhere within the United States where the Company, Home Interiors or its Affiliates conduct or market their business or services;

          (ii) whether for the Employee's own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Company, Home Interiors or its Affiliates, from any customer of the Company, Home Interiors or its Affiliates, whether or not the Employee had personal contact with such person during and by reason of the Employee's employment with the Company;

          (iii) whether for the Employees own account or the account of any other person at anytime during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was at the time of such solicitation, employment

EXHIBIT "C" TO ASSET PURCHASE AGREEMENT -- PAGE 6 or engagement an employee, consultant or independent contractor of the Company or Home Interiors or in any manner induce or attempt to induce any employee of the Company, Home Interiors or its Affiliates to terminate his/her employment with the Company, Home Interiors or its Affiliates;

     (iv) whether for the Employee's own account or the account of any other person at any time during the Employment Period and the Post-Employment Period, interfere with the Company's, Home Interiors' or its Affiliates' relationship with any person, including any person who is or was at any time during the Employment Period, an employee, contractor, supplier, or customer of the Company, Home Interiors or its Affiliates; or

      (v) at any time during or after the Employment Period, including the Post-Employment Period, disparage the Company, Home Interiors or its Affiliates or any of their shareholders, partners, members, other holders of equity in the Company or Home Interiors, directors, officers, employees, or agents or any Affiliate of the foregoing.

      (c) If any covenant in this Section 9 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee.

      (d) The period of time applicable to any covenant in this Section 9 will be extended by the duration of any violation by the Employee of such covenant.

      (e) The Employee will, while the covenant under this Section 9 is in effect, give written notice to the Company, within ten (10) days after accepting any other employment or consulting arrangement, of the identity of the Employee's new employer or contractor and all of the material duties and services to be provided by Employee in such employment or retention, which shall not require disclosure by Employee of any terms of compensation. The Company may notify such new employer that the Employee is bound by this Agreement and, at the Company's election, furnish such new employer with a copy of this Agreement or relevant portion thereof.

      (f) The term "Post-Employment Period" means the six (6) month period beginning on the date of termination or expiration of the Employee's employment with the Company.

      (g) The Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the



EXHIBIT "C" TO ASSET PURCHASE AGREEMENT - PAGE 7 confidentiality and the goodwill of the Company's and Home Interiors' proprietary information, plans and services and to protect the other legitimate business interests of the Company and Home Interiors.

     10. EFFECT OF AGREEMENT ON OTHER BENEFITS. The existence of this Agreement shall not prohibit or restrict the Employee's entitlement to full participation in the employee benefit and other plans or programs in which employees of the Company are eligible to participate.

     11. MISCELLANEOUS.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws. Any legal action to enforce or interpret any provision of this Agreement shall be brought in Dallas County, Texas. By execution and delivery of this Agreement, the Employee accepts and consents to for himself, the jurisdiction of the Courts of the State of Texas, County of Dallas.

          (b) All notice and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:  Richard M. Vassil

                         ------------------------------------

                         ------------------------------------

If to the Company:  EM Boehm, Inc.

                         c/o Home Interiors & Gifts, Inc.
                         1649 Frankfort Road West
                         Carrollton, Texas 75007
                         Attn: President

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          (d) Withholding. The Company will withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.


EXHIBIT "C" TO ASSET PURCHASE AGREEMENT -- PAGE 8

     (e) Waiver. Employee's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     (f) Injunctive Relief and Additional Remedy. The Employee acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 6 or 9 by the Employee and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of
Section 6 or 9 by the Employee. If the Employee breaches in any material respect any of the material provisions of Section 6 or 9, following termination of Employee's employment, the Company will have the right to cease making any payments otherwise due to the Employee under this Agreement.

     (g) Entire Agreement; Amendments. The provisions of this Agreement constitute the complete understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between or among the parties hereto. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto or their respective successors and legal representatives.

     (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

     (i) Covenants of Sections 6 and 9 are Essential and Independent Covenants. The covenants by the Employee in Sections 6 and 9 are essential elements of this Agreement, and without the Employee's agreement to comply with such covenants, the Company would not have entered into this Agreement or employed or continued the employment of the Employee. The Company and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.

     (j) Section Headings, Construction. The captions or headings of Sections in this Agreement are provided for convenience only and are not part of the provisions hereof and shall have no force or effect. Whenever the terms "hereof", "hereby", "herein", or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular "Section" or "paragraph" shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term "including" herein shall be construed as meaning "including without limitation."


EXHIBIT "C" TO ASSET PURCHASE AGREEMENT - PAGE 9

     EXECUTED on March __, 2003.

                                        EMPLOYEE:


                                        ---------------------------------------
                                        Richard M. Vassil, Individually

                                        COMPANY:

                                        EM BOEHM, INC.


                                        By: ------------------------------------
                                            Michael D. Lohner, President

                            GUARANTEE OF PERFORMANCE

     Home Interiors hereby guarantees the payment obligations of the Company to the Employee set forth in this Agreement.

                                        HOME INTERIORS & GIFTS, INC.,
                                        a Texas corporation


                                        By:
                                            -----------------------------------
                                            Michael D. Lohner, President






EXHIBIT "C" TO ASSET PURCHASE AGREEMENT - PAGE 10

                                  EXHIBIT "D"

                          Form of Consulting Agreement
                          ----------------------------

                    CONSULTING AND NON-COMPETITION AGREEMENT
                    ----------------------------------------

This CONSULTING AND NON-COMPETITION AGREEMENT ("Agreement") made as of March ___, 2003 ("Effective Date"), by and between EM BOEHM, INC. ("Company") and HELEN F. BOEHM ("Consultant"). In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

                                    RECITALS
                                    --------

     It is the desire of Company to (i) engage the services of Consultant to perform for Company consulting services as an independent contractor and not as an employee, and (ii) to license rights to use certain copyrighted works in the marketing and promotion of the Company's business and the businesses of Home Interiors and Gifts, Inc. ("Home Interiors") and its affiliates.

     It is the desire of Consultant to (i) work with Company in providing consulting services, and (ii) to license rights to use certain copyrighted works in the marketing and promotion of the Company's and Home Interiors' and its affiliates' businesses.

     It is understood by the Company that Consultant's health may limit her ability to travel at certain times and to certain locations.

                                   AGREEMENT
                                   ---------

                                      TERM

     This Agreement will remain in effect for a period commencing on the Effective Date and ending on March ___, 2006. This Agreement shall be renewed automatically for additional one (1) year terms, unless one party shall notify the other party of its intent not to renew not more than ninety (90), nor fewer than thirty (30), days prior to the expiration of the initial or any renewal term.

                              CONSULTING SERVICES

     Upon the Company's request, Consultant will, at such reasonable times and locations as may be mutually agreed, (i) assist with the promotion of the Company's and Home Interiors' and its affiliates' porcelain collectibles products, including, without limitation, public appearances and motivational presentations, and (ii) advise the Company and Home Interiors and its affiliates on other matters of importance concerning the affairs of the Company and Home Interiors and its affiliates.

                            EMPLOYMENT OF ASSISTANTS

     Consultant may, from time to time, retain and employ the aid of assistants or the services of other persons, companies, or firms that Consultant deems reasonably necessary in order to properly



EXHIBIT "D" TO ASSET PURCHASE AGREEMENT - PAGE 11
---------------------------------------
perform the duties and obligations under this Agreement. Except as may be agreed in writing and in advance by the Company, all costs for these services shall be the sole and exclusive responsibility of Consultant.

                                  COMPENSATION

     Company will pay to Consultant $1,000.00 per day as compensation for consulting services.

                       EXPENSES; NO FURTHER COMPENSATION

     The Company agrees to pay directly, when practical, or otherwise to reimburse, in accordance with its internal reimbursement policies, Consultant for all pre-approved business expenses (including travel, entertainment, meals and other out-of-pocket expenses) associated with the consulting services contemplated in this Agreement. The Company will pay for first class airfare for Consultant and Consultant's private nurse. Additionally, the Company shall pay for a suite at hotels and for reasonable meal expenses of Consultant and her nurse and for an automobile and driver for Consultant. Except as otherwise agreed in this Agreement, the Company shall not be obligated under this Agreement to pay any retainer, compensation or other fee to Consultant.

                             OWNERSHIP OF DOCUMENTS

     All business documents of Company provided by Company to Consultant during the term of this Agreement remain the property of Company, and Consultant agrees to promptly return all such documents to Company upon request.

                      LICENSE TO USE COPYRIGHTED MATERIAL

     In connection with, and as a condition of, this Agreement, the Consultant and the Company shall enter into a License of Copyrighted Material, substantially in the form attached hereto as Exhibit A.

                            CONFIDENTIAL INFORMATION

     The Consultant acknowledges that the Company and Home Interiors and its affiliates have trade, business, and financial secrets and other confidential and proprietary information, including but not limited to product information, designs and formulas, processes, sales and marketing information and strategy, and identity of suppliers and displayers (collectively, the "Confidential Information"). As defined herein, Confidential Information shall not include
(i) information that is generally known to other persons or entities who can obtain economic value from its disclosure or use, or (ii) information required to be disclosed by the Consultant pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that the Consultant shall take all reasonable steps to prohibit disclosure pursuant to subsection (ii) above at the cost of Company.

     The Consultant shall (i) hold Confidential Information in confidence; (ii) not release Confidential Information to any person (other than Company employees and other persons to whom

EXHIBIT "D" TO ASSET PURCHASE AGREEMENT - PAGE 12 the Company has authorized the Consultant to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge); and (iii) not use any Confidential Information for the benefit of any person or entity other than the Company.

                                   SUCCESSORS

     This Agreement is personal to the Consultant and shall not be assignable by the Consultant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Consultant's legal representatives.

     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     The Company may assign this Agreement to any successor that agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

                      NON-COMPETITION AND NON-SOLICITATION

               (k) The Consultant acknowledges that: (i) the services to be performed by her under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (ii) the Company's business is international in scope and its products are marketed throughout the United States and the world; (iii) the Company competes with other businesses both nationally within the United States and internationally; and (iv) the provisions of this Agreement are reasonable and necessary to protect the Company's business.

               (l) The Consultant agrees that she will not, directly or indirectly at any time prior to the later of (i) March __, 2006, and
          (ii) the expiration of the final renewal term of this Agreement:

               (i) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Consultant's name or any similar name to, lend the Consultant's credit to or render services or advice to, any business whose products, services or activities compete in whole or in part with the porcelain collectibles sales activities of the Company or Home Interiors or its affiliates (the "Porcelain Collectibles Business"), anywhere within the United States where the Company or Home Interiors or its affiliates conduct or market their business or services;

               (ii) whether for the Consultant's own account or for the account of any other person, solicit business of the same or similar type as the Porcelain Collectibles Business, from any customer of the Company or Home Interiors or its affiliates, whether or not the Consultant had personal contact with such person during and by reason of the Consultant's engagement with the Company;

EXHIBIT "D" TO ASSET PURCHASE AGREEMENT - PAGE 13

         (iii) whether for the Consultant's own account or the account of any other person solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was at the time of such solicitation, employment or engagement an employee, consultant or independent contractor of the Company or Home Interiors or in any manner induce or attempt to induce any Consultant of the Company or Home Interiors or its affiliates to terminate his/her employment with the Company or Home Interiors or its affiliates; or

         (iv) whether for the Consultant's own account or the account of any other person interfere with the Company's or Home Interiors' or its affiliates' relationship with any person, including any person who is or was at any time during the term of this Agreement, an employee, contractor, supplier, or customer of the Company or Home Interiors or its affiliates.

         (m) If any covenant in this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Consultant.

         (n) The period of time applicable to any covenant in this Agreement will be extended by the duration of any violation by the Consultant of such covenant.

                               NON-DISPARAGEMENT

     During the term of this Agreement Consultant will not disparage the Company or Home Interiors or its affiliates or any of their shareholders, partners, members, other holders of equity in the Company or Home Interiors, directors, officers, employees, or agents or any affiliate of the foregoing. Similarly, during the term of this Agreement neither the Company nor Home Interiors and its affiliates will disparage the Consultant.

                     EFFECT OF AGREEMENT ON OTHER BENEFITS

     The existence of this Agreement shall not prohibit or restrict the Consultant's entitlement to full participation in the Consultant benefit and other plans or programs in which Consultants of the Company are eligible to participate.

                                 MISCELLANEOUS

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

EXHIBIT "D" TO ASSET PURCHASE AGREEMENT - PAGE 14

     If to the Consultant:         Helen F. Boehm
                                   ---------------------
                                   ---------------------

     With a Mandatory Copy to:

                                   Hale and Dorr LLP 650 College Road East
                                   4th Floor
                                   Princeton, New Jersey 08540
                                   Attn: Stuart B. Dember

     If to the Company:            EM Boehm, Inc.
                                   c/o Home Interiors & Gifts, Inc.
                                   1649 Frankfort Road West
                                   Carrollton, Texas 75007
                                   Attn: President

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar-in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

          (d) Waiver. Consultant's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Consultant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (e) Injunctive Relief and Additional Remedy. The Consultant acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of this Agreement by the Consultant and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of this Agreement by the Consultant. If the Consultant breaches in any material respect any of the material provisions of this Agreement, following termination of the Consultant's employment, the Company will have the right to cease making any payments otherwise due to the Consultant under this Agreement.

EXHIBIT "D" TO ASSET PURCHASE AGREEMENT - PAGE 15

          (f) ENTIRE AGREEMENT; AMENDMENTS. The provisions of this Agreement constitute the complete understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between or among the parties hereto. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto or their respective successors and legal representatives.

          (g) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

     This Agreement may be executed in multiple counterparts, each of which is an original.

     EXECUTED and EFFECTIVE as of March __, 2003.

                                             EM BOEHM, INC.




                                             By: ____________________________
                                                 Michael D. Lohner, President




                                             By: ____________________________
                                                 Helen F. Boehm, Individually



                            GUARANTEE OF PERFORMANCE

     Home Interiors hereby guarantees the payment obligations of the Company to the Consultant set forth in this Agreement.



                                             HOME INTERIORS & GIFTS, INC.,
                                             a Texas corporation




                                             By: ____________________________
                                                 Michael D. Lohner, President




EXHIBIT "D" TO ASSET PURCHASE AGREEMENT - PAGE 16

                                   EXHIBIT A
                                   ---------

                   Agreement to License Copyrighted Material






                                   [ATTACHED]






















EXHIBIT "D" TO ASSET PURCHASE AGREEMENT - PAGE 17
---------------------------------------

                                  EXHIBIT "E"
                                  -----------

               Form of Agreement to License Copyrighted Material
               -------------------------------------------------

     This Agreement to License Copyrighted Material (this "Agreement") is entered by and between EM Boehm, Inc., a Delaware corporation (the "Company"),
and Helen F. Boehm ("Consultant"), effective as of March   , 2003.

     WHEREAS, this Agreement is executed in connection with, and as consideration for, that certain Consulting Agreement by and between the Company and Consultant, dated of even date herewith (the "Consulting Agreement");

     WHEREAS, pursuant to that certain Agreement between the Consultant and Rawson Associates dated as of May 22, 1984 (the "Publishing Agreement"), the Consultant granted and assigned to Rawson Associates the sole and exclusive right to print, publish and sell in book form in the English language in the United States of America, its territories and possessions, the Dominion of Canada and the Philippine Islands (collectively, the "Territory") and the non-exclusive right to print, publish, and sell in the English language in all places outside the Territory, the Book (as defined hereafter); and

     WHEREAS, this Agreement is made subject to the provisions of the Publishing Agreement.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     Consultant represents and warrants to the Company that to the best of her knowledge, she (i) is the author and sole owner of all copyright interest in the literary work entitled "With a Little Luck: An American Odyssey," which has been registered with the United States Copyright Office and assigned registration number TX-1-529-543 (the "Book"), (ii) has made no transfer or license of any of these rights to any person other than the Company and Rawson Associates pursuant to the Publishing Agreement, and (iii) has made no agreement that would conflict with the terms of this Agreement or otherwise limit the Company's ability to use the rights granted in this Agreement other than the Publishing Agreement.

     Subject to the terms of the Publishing Agreement, Consultant hereby grants to the Company, for use by the Company and its parent corporation and affiliates, a non-exclusive, royalty-free, worldwide license for the term of the Consulting Agreement (including renewal periods) to the rights of reproduction, distribution, performance, display and preparation of derivative works, including use of direct quotations, to the Book for use in the promotion and marketing of the goods and services of the Company and its parent corporation and affiliates (including, without limitation, for the motivation of its and their employees and consultants).


EXHIBIT "E" TO ASSET PURCHASE AGREEMENT - PAGE 1
---------------------------------------

     Executed by the parties on March ___, 2003.

                                             EM BOEHM, INC.


                                             By:________________________________
                                                  Michael D. Lohner, President



                                             CONSULTANT


                                             By:________________________________
                                                   Helen F. Boehm, Individually

STATE OF TEXAS     Section
                   Section
COUNTY OF DENTON   Section


     Before me, _______________________, on this day personally appeared Michael
D. Lohner, President of EM Boehm, Inc., known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purpose and consideration herein expressed.


                                             ___________________________________
                                             Notary Public


STATE OF _______   Section
                   Section
COUNTY OF ______   Section


     Before me, _______________________, on this day personally appeared Helen
F. Boehm, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that she executed the same for the purpose and consideration herein expressed.


                                             ___________________________________
                                             Notary Public


EXHIBIT "E" TO ASSET PURCHASE AGREEMENT -- PAGE 2